Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LIVE VENTURES INCORPORATED,

PRESIDENT MERGER SUB INC.,

PRECISION INDUSTRIES, INC.,

AND

D. JACKSON MILHOLLAN, IN HIS CAPACITY AS THE SHAREHOLDERS’ REPRESENTATIVE

DATED AS OF JULY 14, 2020

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	2
Section 1.1	Definitions2
Section 1.2	Interpretive Provisions15
ARTICLE 2 THE MERGER	17
Section 2.1	The Merger17
Section 2.2	Effective Time17
Section 2.3	Effect of the Merger17
Section 2.4	Articles of Incorporation; By-laws17
Section 2.5	Directors and Officers17
Section 2.6	Effect of the Merger on Common Stock18
Section 2.7	Appraisal Rights18
Section 2.8	Surrender and Payment19
Section 2.9	No Further Ownership Rights in Company Common Stock20
Section 2.10	Adjustments21
Section 2.11	Withholding Rights21
Section 2.12	Lost Certificates21
Section 2.13	Consideration Spreadsheet21
Section 2.14	Holdback Amount21
ARTICLE 3 THE CLOSING; ADJUSTMENT TO MERGER CONSIDERATION	22
Section 3.1	Closing; Closing Date22
Section 3.2	Closing Deliverables22
Section 3.3	Adjustment to Merger Consideration24
Section 3.4	Accounts Receivable28
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	29
Section 4.1	Organization and Power29
Section 4.2	Authority; Binding Obligation; Board Approval30
Section 4.3	Consents; No Conflict or Violation31
Section 4.4	Capitalization31
Section 4.5	No Subsidiaries31
Section 4.6	Financial Statements; No Undisclosed Liabilities; Inventory; PPP Loan31
Section 4.7	Absence of Certain Developments32
Section 4.8	Contracts and Commitments32
Section 4.9	Compliance with Laws; Permits34
Section 4.10	Litigation35
Section 4.11	Title to Real Property and Other Assets35
Section 4.12	Tax Matters36
Section 4.13	Intellectual Property39
Section 4.14	Employee Benefit Plans40
Section 4.15	Environmental Compliance and Conditions42

Section 4.16	Insurance Policies44
Section 4.17	Labor and Employment Matters44
Section 4.18	Brokers45
Section 4.19	Affiliate Transactions45
Section 4.20	Books and Records45
Section 4.21	Customers and Suppliers45
Section 4.22	No Other Representations or Warranties45
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	46
Section 5.1	Organization46
Section 5.2	Authority; Binding Obligation46
Section 5.3	No Defaults or Conflicts46
Section 5.4	No Authorization or Consents Required47
Section 5.5	Sufficient Funds47
Section 5.6	No Prior Merger Sub Operations47
Section 5.7	Brokers47
Section 5.8	Financial Statements47
Section 5.9	Litigation47
Section 5.10	Reliance48
ARTICLE 6 COVENANTS	49
Section 6.1	Conduct of Business of the Company49
Section 6.2	Remittance of Life Insurance Proceeds51
Section 6.3	Access to Information; Confidentiality; Public Announcements51
Section 6.4	Filings, Authorizations and Consents52
Section 6.5	Shareholder Vote53
Section 6.6	Further Assurances54
Section 6.7	Officer and Director Indemnification and Insurance54
Section 6.8	Waiver of Conflicts; Attorney-Client Privilege55
Section 6.9	Tax Matters56
Section 6.10	Shareholders’ Representative60
Section 6.11	No Solicitation of Other Bids63
Section 6.12	Supplements to Disclosure Schedules64
Section 6.13	Financing; PPP Loan; Financial Statements64
Section 6.14	Real Estate Matters65
Section 6.15	Employment and Restrictive Covenants and Release Agreements65
ARTICLE 7 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB	66
Section 7.1	Representations and Warranties Accurate66
Section 7.2	Performance66
Section 7.3	No Legal Prohibition or Action66
Section 7.4	Requisite Company Vote66
Section 7.5	Consents66
Section 7.6	No MAE66
Section 7.7	Employment and Restrictive Covenants and Release Agreements66
Section 7.8	Voting Agreements67

ii

Section 7.9	Termination of Buy-Sell Agreement67
Section 7.10	Closing Deliveries67
Section 7.11	Appraisal Rights67
Section 7.12	Covid 1967
Section 7.13	Frustration of Closing Conditions67
ARTICLE 8 CONDITIONS TO OBLIGATIONS OF THE COMPANY	67
Section 8.1	Representations and Warranties Accurate67
Section 8.2	Performance67
Section 8.3	Legal Prohibition67
Section 8.4	Requisite Company Vote68
Section 8.5	Closing Deliveries68
Section 8.6	Frustration of Closing Conditions68
ARTICLE 9 INDEMNIFICATION	68
Section 9.1	Survival68
Section 9.2	Indemnification By Shareholders69
Section 9.3	Indemnification By Parent69
Section 9.4	Certain Limitations; Materiality Scrape70
Section 9.5	Indemnification Procedures70
Section 9.6	Payments; Release of Indemnity Holdback Amount73
Section 9.7	Tax Treatment of Indemnification Payments74
Section 9.8	Exclusive Remedies74
Section 9.9	No Circular Recovery74
ARTICLE 10 TERMINATION	75
Section 10.1	Termination75
Section 10.2	Effect of Termination76
ARTICLE 11 MISCELLANEOUS	76
Section 11.1	Expenses76
Section 11.2	Amendment76
Section 11.3	Entire Agreement76
Section 11.4	Headings77
Section 11.5	Notices77
Section 11.6	Disclosure Schedules78
Section 11.7	Waiver79
Section 11.8	Binding Effect; Assignment79
Section 11.9	No Third Party Beneficiary79
Section 11.10	Counterparts79
Section 11.11	Governing Law79
Section 11.12	Exclusive Jurisdiction; Consent to Service of Process79
Section 11.13	WAIVER OF JURY TRIAL80
Section 11.14	Specific Performance80
Section 11.15	Severability81

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of July 14, 2020, by and among Live Ventures Incorporated, a Nevada corporation (the “Parent”); President Merger Sub Inc., a Pennsylvania corporation (the “Merger Sub”); Precision Industries, Inc., a Pennsylvania corporation (the “Company”); and D. Jackson Milhollan, solely in his capacity as representative of the Shareholders as provided in this Agreement (the “Shareholders’ Representative”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”); and

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the shareholders of the Company in accordance with the Pennsylvania Associations Code (the “PAC”); and

WHEREAS, immediately following the execution and delivery of this Agreement, the Company shall seek, in accordance with the PAC, the approval of its shareholders for the Merger and the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders and Merger Sub and its sole shareholder, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, at the Closing, Parent shall hold back a portion of the cash otherwise payable by Parent to the shareholders of the Company in connection with the Merger, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Key Shareholders (as defined herein) has entered into a Voting and Support Agreement in the form attached hereto as Exhibit A, dated as of the date hereof, with respect to certain obligations of the Key Shareholders relating to this Agreement in their capacities as shareholders of the Company (the “Voting Agreements”) as specified in the Voting Agreements; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1Definitions

.  The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Methodology” means GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Balance Sheet.

“Accounts Receivable” means the accounts receivable of the Company as of the Effective Time.

“Acquisition Proposal” has the meaning set forth in Section 6.11(a).

“Action” means any audit, claim, demand, grievance, unfair labor practice charge, investigation, notice of violation, litigation, lawsuit, arbitration, mediation, subpoena or other legal proceeding, whether civil, criminal, administrative, regulatory or otherwise, in law or in equity.

“Actual Cash” has the meaning set forth in Section 3.3(c)(iv).

“Actual Indebtedness” has the meaning set forth in Section 3.3(c)(iv).

“Actual Net Working Capital” has the meaning set forth in Section 3.3(c)(iv).

“Actual Transaction Expenses” has the meaning set forth in Section 3.3(c)(iv).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Appraisal Shares” has the meaning set forth in Section 2.7.

“Audited Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in the State of Delaware are authorized or required by Law or Order to close.

“Buy-Sell Agreement” means that certain Buy-Sell Agreement, dated as of November 17, 2015, between the Company and the Shareholders named therein.

“Cash and Cash Equivalents” means the aggregate amount, without duplication, of all cash and cash equivalents held by, and reflected on the books and records of, the Company ((a) including marketable securities, short term investments, and the amounts of any received but un-cleared checks, drafts and wires, and (b) excluding the amounts of (i) any issued but un-cleared checks, drafts and wires and (ii) any cash that is not freely usable by the Company or Parent because it is subject to restrictions, limitations, or Taxes on use or distribution by Law, Contract, or otherwise), determined in accordance with the Accounting Methodology.  For the avoidance of doubt, the aggregate amount of any cash held by the Company immediately prior to the Effective Time that constitutes funds received by the Company pursuant to the PPP Loan shall be excluded pursuant to clause (b)(ii) of this definition of “Cash Equivalents”.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.8.

“Change” has the meaning set forth in the definition of Material Adverse Effect.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Merger Consideration” means an amount equal to the sum of (a) the Enterprise Value, plus (b) the Estimated Cash, minus (c) the Estimated Transaction Expenses, minus (d) the Estimated Indebtedness, plus (e) the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target Top Collar Amount, minus (f) the amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Target Bottom Collar Amount, minus (g) the Indemnity Holdback Amount, and minus (h) the Representative Expense Amount.

“Closing Per Share Merger Consideration” means an amount equal to (i) the Closing Merger Consideration, divided by (ii) the Fully Diluted Share Number.

“Closing Statement” has the meaning set forth in Section 3.3(b).

“Code” means the Internal Revenue Code of 1986, as from time to time amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.2(b).

“Company Common Stock” means the authorized shares of (a) Class A Voting Stock, par value $0.10 per share, of the Company, and (b) Class B Non-Voting Stock, par value $0.10 per share, of the Company.

“Company Documents” means all of the agreements, documents, instruments or certifications contemplated by this Agreement to be executed by the Company.

“Company Intellectual Property” has the meaning set forth in Section 4.13(a).

“Company Organizational Documents” means the articles of incorporation and bylaws (or the equivalent organizational documents) of the Company as in effect on the date of this Agreement (or as “then in effect” when such language is used herein in respect of the Company Organizational Documents).

“Company Plans” has the meaning set forth in Section 4.14(a).

“Company Registered Intellectual Property” means all patents, registered trademarks, registered service marks, registered trade names, registered corporate names, registered domain names and registered copyrights, and all pending applications for any of the foregoing that are owned by the Company.

“Company IT Systems” means all computer software and code, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Confidential Information” has the meaning set forth in Section 6.3(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Consideration Spreadsheet” has the meaning set forth in Section 2.13.

“Contract” means any contract, indenture, note, bond, lease, deed, mortgage, license, commitment or other legally binding agreement, whether written or oral.

“Collection Protocols” has the meaning set forth in Section 3.4(c).

“D&O Indemnified Parties” has the meaning set forth in Section 6.7(a).

“D&O Tail Policy” has the meaning set forth in Section 6.7(c).

“date hereof” and “date of this Agreement” means the date first written above.

“Deductible” has the meaning set forth in Section 9.4(a).

“Direct Claim” has the meaning set forth in Section 9.5(c).

“Disclosure Schedules” has the meaning set forth in Article 4.

“Downward Adjustment Amount” has the meaning set forth in Section 3.3(e)(i).

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” means any and all liens, claims, charges, mortgages, options, pledges, rights of first offer or refusal, security interests, hypothecations, easements, rights-of-way, zoning restrictions, encroachments, defects or irregularities in title, community property interests, or other encumbrances or restrictions of any kind, in respect of any property or asset, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Value” means an amount equal to $31,975,000 less the Remediation Cost.

“Environmental Claim” means any Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all applicable Laws, and any Order or binding agreement with any Governmental Authority, concerning pollution, protection of the environment, or the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any permit, license, authorization, consent or similar approval required by or necessary to comply with Environmental Laws.

“Equitable Exceptions” has the meaning set forth in Section 4.2(a).

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity, (e) any rights, subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, (g) restricted stock units, profits interests, profit participation, stock appreciation rights, phantom stock, or (h) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is (or at any relevant time was or will be) (a) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code or (b) treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Cash” means the Company’s good faith estimate of the Cash and Cash Equivalents as of immediately prior to the Effective Time, as set forth on the Estimated Closing Statement delivered to Parent pursuant to Section 3.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.3(a).

“Estimated Indebtedness” means the Company’s good faith estimate of the Indebtedness as of immediately prior to the Effective Time, as set forth on the Estimated Closing Statement delivered to Parent pursuant to Section 3.3(a).

“Estimated Net Working Capital” means the Company’s good faith estimate of the Net Working Capital as of immediately prior to the Effective Time, as set forth on the Estimated Closing Statement delivered to Parent pursuant to Section 3.3(a); provided, however, the parties acknowledge and agree that the Company’s Net Working Capital as of May 31, 2020, which is set forth on Exhibit B, shall be deemed the Estimated Net Working Capital for purposes of this Agreement.

“Estimated Transaction Expenses” means the Company’s good faith estimate of the Transaction Expenses as of immediately prior to the Effective Time, as set forth on the Estimated Closing Statement delivered to Parent pursuant to Section 3.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rates” means the exchange rates as reported by Bloomberg, L.P. on the Business Day immediately preceding the date of determination.

“Final Determination Date” has the meaning set forth in Section 3.3(c)(iv).

“Financial Statements” means (a) (i) the audited balance sheet of the Company as at December 31, 2019 (the “Audited Balance Sheet”) and the related audited statements of income, cash flows, statements of operations, and changes in equity of the Company for the year then ended together with the notes and schedules thereto and (ii) the audited balance sheet of the Company as at December 31, 2018 and the related audited statements of income, cash flows, statements of operations, and changes in equity of the Company for the year then ended together with the notes and schedules thereto, and (b) (i) the unaudited balance sheet of the Company (the “Unaudited Balance Sheet”) as at March 31, 2020 and the related unaudited statements of income and cash flows of the Company for the three-month period then ended and (ii) the unaudited balance sheet of the Company as at March 31, 2019 and the related unaudited statements of income and cash flows of the Company for the three-month period then ended.

“Financing” has the meaning set forth in Section 6.13.

“Fully Diluted Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.6(a)).

“Fundamental Representations” has the meaning set forth in Section 9.4(c).

“GAAP” means, with respect to any date of determination, United States generally accepted accounting principles as in effect on such date of determination, consistently applied throughout the applicable period.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Governmental Authorizations” means any permit, license, franchise, tariff, consent, approval or authorization by or of, or declaration or notice to or filing with, any Governmental Authority.

“Hazardous Material” means any (a) substance, material, waste, chemical, product, derivative, compound, mixture, solid, liquid, mineral or gas that is defined or regulated as “hazardous,” or “toxic,” or as a “pollutant,” or a “contaminant” (or words of similar import) under any applicable Environmental Law and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, with respect to the Company, all (a) indebtedness for borrowed money, whether long- or short-term and whether evidenced by a note, debenture, bond, mortgage or other debt instrument or debt security, (b) obligations under any interest rate, currency or other hedging agreement (in each case, valued at the termination value thereof), (c) obligations under any performance bond or letter of credit, but only to the extent drawn or called, (d) obligations for the deferred purchase price of property or services (other than current liabilities taken into account in the calculation of Net Working Capital) and deferred Tax liabilities, (e) capital lease obligations, (f) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above, and (g) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f).  Notwithstanding the foregoing, “Indebtedness” shall not include (i) any Indebtedness incurred by Parent and any of its Affiliates (and subsequently assumed by the Company) on the Closing Date in connection with the Financing or otherwise, (ii) any endorsement of negotiable instruments for collection in the Ordinary Course of Business, (iii) any deferred revenue, (iv) any amounts taken into account in the determination of Estimated Transaction Expenses, Actual Transaction Expenses, Estimated Net Working Capital, or Actual Net Working Capital pursuant to Section 3.3 and (v) the PPP Loan.  For any Indebtedness payable in non-United States dollars, the amount of such Indebtedness will be determined by using the Exchange Rates to denominate the value of such Indebtedness in United States dollars.

“Indemnified Litigation” means the matter set forth on Section 1.1(a) of the Disclosure Schedules.

“Indemnified Litigation Amount” has the meaning set forth in Section 9.6(b).

“Indemnified Litigation Expiration Date” has the meaning set forth in Section 9.1.

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnified Taxes” means (a) all Pre-Closing Taxes (or the nonpayment thereof) of the Company, including all Pre-Closing Taxes payable to the State of California (including in connection with any VDA entered into by the Company with the applicable Governmental Authority of the State of California), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, (c) all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing, (d) all Transition Taxes imposed on the Company, (e) all Transfer Taxes for which the Shareholders are responsible pursuant to Section 6.9(h); and (f) all Taxes that arise in the Post-Closing Tax Period with respect to any item identified in Section 4.12(o); provided, however, that Indemnified Taxes shall not include (i) any Taxes included as a reduction in the calculation of the Net Working Capital or Indebtedness, in each case as finally determined pursuant to Section 3.3, (ii) any Taxes resulting from any action taken by Parent or the Surviving Corporation after the Closing in contravention of Section 6.9(f); or (iii) any Taxes relating to the Real Property Transaction.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Indemnity Holdback Amount” means an amount equal to $2,500,000.

“Indemnity Holdback Period” has the meaning set forth in Section 9.1.

“Independent Accountant” means a nationally recognized public accounting firm that is agreed to in writing by Parent and the Shareholders’ Representative and that, during the prior three years, was not engaged by either Parent or the Company.  If Parent and the Shareholders’ Representative are unable to reach agreement on the Independent Accountant, such Independent Accountant shall be the firm of Grant Thornton’s Dallas office.

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means any and all rights in or arising out of any of the following in any jurisdiction throughout the world: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, trade names, corporate names and logos, as well as all goodwill related thereto; (iii) copyrights and mask works; (iv) internet domain names, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto; (iv) trade secrets under applicable Law, know-how, inventions, discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; and (v) registrations, applications for registration, and renewals of, any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means Thomas Sedlak.

“Key Shareholders” means D. Jackson Milhollan and R. Allen Koch.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) D. Jackson Milhollan, President and Chief Executive Officer of the Company, (b) R. Allen Koch, Executive Vice President of the Company, and (c) Thomas R. Sedlak, Senior Vice President of the Company.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, tariff, treaty, directive (to the extent having the force of law), Order, rule or regulation.

“Letter of Transmittal” has the meaning set forth in Section 2.8(b).

“Look-Back Date” means January 1, 2019.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, indirect, special, exemplary,  punitive or similar damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, act, change, effect, circumstance, state of facts or development (a “Change”) that has, or would reasonably be expected to have, individually or in the aggregate with any other Change, a material and adverse effect on the business, financial condition, assets, prospects or results of operations of the Company or on the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect:  (a) any Change affecting the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions in general; (b) any Change that generally affects any industry in which the Company operates; (c) any Change that results from any action taken (or failure to take any action) by the Company, any Shareholder or the Shareholders’

Representative as required by or in compliance with this Agreement or with the prior written consent of or at the prior written request of Parent; (d) any Change that results from a change in applicable Law or accounting rules; (e) the failure of the Company to meet any of its internal projections (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect to the extent permitted by this Agreement); (f) any Change that results from natural disasters or acts of nature, hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions; (g) any Change resulting from the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement; (h) any breach by Parent of its obligations under this Agreement, or (i) any epidemic, plague, pandemic or other outbreak of illness or public health event, including without limitation, the coronavirus disease known as COVID-19, except, in the case of each of clauses (a), (b), and (i) above, to the extent any such Change has had a disproportionate effect on the business of the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contract” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Closing Merger Consideration, plus (a) any amounts that become payable in respect of the Shares from the Indemnity Holdback Amount or the Representative Expense Amount, in each case as provided in this Agreement, plus (b) any amounts that become payable in respect of the Shares in accordance with Section 3.3(d)(ii)(A), less (c) any amounts that become payable by the Shareholders to Parent or any Affiliate thereof in accordance with Section 3.3(e)(ii) or pursuant to any other provision of this Agreement.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.14(f).

“Net Working Capital” means an amount equal to the sum of (a) the current assets of the Company, including accounts receivable (net of reserves for doubtful accounts), inventory, prepaid expenses and other current assets, minus (b) the current liabilities of the Company, including accounts payable, accrued liabilities (including accrued paid time off and Taxes other than deferred Tax liabilities) and other current liabilities (including bonuses and payroll liabilities), in the case of each of clauses (a) and (b), determined in accordance with the Accounting Methodology; provided that, for purposes hereof, (i) the current assets of the Company shall not include (A) Cash and Cash Equivalents, (B) receivables from Affiliates, directors, employees, officers or shareholders of the Company or any of their respective Affiliates, (C) prepaid loan origination fees, deferred financing charges and any other prepaid expense of which Parent will not receive the benefit following the Closing, or (D) any deferred Tax assets, and (ii) the current liabilities of the Company shall not include (A) any deferred Tax liabilities, (B) Indebtedness taken into account in the determination of Estimated Indebtedness or Actual Indebtedness pursuant to Section 3.3, (C) the PPP Loan or (D) Transaction Expenses taken into account in the determination of Estimated Transaction Expenses or Actual Transaction Expenses pursuant to Section 3.3; provided, further, that, for purposes of calculating the value of the inventory, the actual cost of such inventory shall be used and calculated in accordance with the Company’s historical practices, which were used in calculating the inventory set forth in the Audited Balance Sheet and the Unaudited Balance Sheet.  An illustrative calculation of the Net Working Capital as of May 31, 2020 is set forth on Exhibit B.

“Net Working Capital Target Bottom Collar Amount” means $27,250,000.

“Net Working Capital Target Range” means an amount that is not less than the Net Working Capital Target Bottom Collar Amount and not more than the Net Working Capital Target Top Collar Amount.

“Net Working Capital Target Top Collar Amount” means $27,750,000.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or award of a Governmental Authority.

“Ordinary Course of Business” means, with respect to the Company, the ordinary and usual course of business of the Company consistent with past practice.

“Overpayment Amount” has the meaning set forth in Section 3.3(e)(ii).

“Owned Real Property” has the meaning set forth in Section 4.11(b).

“PAC” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Parent Documents” means all of the agreements, documents, instruments or certifications contemplated by this Agreement to be executed by Parent or Merger Sub.

“Parent Indemnitees” has the meaning set forth in Section 9.2.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means, (a) for periods prior to the Closing, Encumbrances securing the obligations of the Company (which Encumbrances shall be released and removed prior to or as of the Closing), (b) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which appropriate reserves have been created in accordance with GAAP, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the Ordinary Course of Business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which appropriate reserves have been created in accordance with GAAP that do not result from any breach, violation or default by the Company of any Contract or applicable Law, (d) Encumbrances securing rental payments under capitalized leases to the extent any such Encumbrance is contained within the applicable lease itself, (e) Encumbrances in favor of the lessors of Real Property leased by the Company to the extent any such Encumbrance is contained within the applicable lease itself, or encumbering the interests of such lessors in Real Property,

(f) non-exclusive licenses of Intellectual Property rights granted in the Ordinary Course of Business that, individually or in the aggregate, do not, and would not reasonably be expected to, materially interfere with the use of the Intellectual Property by the Company, (g) easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date hereof that an accurate survey would show, and (h) the Encumbrances set forth on Section 1.1(c) of the Disclosure Schedules.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“PPP Loan” means the loan made, or that may be made, to the Company by Citizens Bank pursuant to the CARES Act’s Paycheck Protection Program and a promissory note, loan agreement, and/or equivalent evidence of indebtedness issued thereunder.

“PPP-Related Laws/Rules” means the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Small Business Administration’s interpretation of the CARES Act and of the Paycheck Protection Program Interim Final Rule, the Small Business Act, the rules and regulations issued by any Governmental Authority in respect of any of the foregoing, and any other Laws applicable to the PPP Loan.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Privileged Materials” has the meaning set forth in Section 6.8(b).

“Pro Rata Share” means, with respect to any Shareholder, such Shareholder’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Shareholder by (b) the Fully Diluted Share Number.

“Qualified Company Plan” has the meaning set forth in Section 4.14(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Real Property Leases” has the meaning set forth in Section 4.11(a).

“Real Property Transaction” has the meaning set forth in Section 6.14(b).

“Related Persons” has the meaning set forth in Section 4.19.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, or dumping, of any Hazardous Material into or through the environment.

“Remediation Cost” means $500,000, which is the amount agreed upon by the parties as the estimated cost to remediate those environmental matters in respect of the Owned Real Property.

“Representative Expense Amount” has the meaning set forth in Section 6.10(c).

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, shareholder, advisor, accountant, financing source or other representative of such Person.

“Requisite Company Vote” has the meaning set forth in Section 4.2.

“SC Articles” has the meaning set forth in Section 2.4.

“SC Bylaws” has the meaning set forth in Section 2.4.

“Schedule Supplement” has the meaning set forth in Section 6.12.

“Shareholder” means a holder of Company Common Stock.

“Shareholder Indemnitees” has the meaning set forth in Section 9.3.

“Shareholder Notice” has the meaning set forth in Section 6.5(a).

“Shareholder PPP Period” has the meaning set forth in Section 6.13(b).

“Shareholders’ Representative” has the meaning set forth in the Preamble.

“Shareholders’ Representative Costs” has the meaning set forth in Section 6.13(d).

“Shares” means the shares of Company Common Stock.

“Single Employer Plan” has the meaning set forth in Section 4.14(d).

“Statement of Merger” has the meaning set forth in Section 2.2.

“Stout” has the meaning set forth in Section 4.18.

“Straddle Period” has the meaning set forth in Section 6.9(c).

“Subchapter D” has the meaning set forth in Section 2.7.

“Survey” has the meaning set forth in Section 6.14.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means (a) all federal, state, county, local, municipal, foreign and other net income, gross income, gross receipts, alternative, estimated, sales, use, ad valorem, value added, transfer, conveyance, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, social security, welfare, workers’ compensation, unemployment, disability, environmental, stock, stamp, capital production, occupation, premium, real, personal or intangible property, windfall profits, transaction, title, customs, duties, levies, tariffs, imposts, amounts due under any escheat or unclaimed property Law or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), (b) any interest and penalties, fines or additions to tax or additional amounts imposed in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return; and (c) any liability for payment of amounts described in clauses (a) or (b) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period or otherwise through operation of Law; and (d) any liability for the payment of amounts described in clauses (a), (b) or (c) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any similar agreement.

“Tax Claim” has the meaning set forth in Section 6.9(b).

“Tax Returns” means any report, filing, form, declaration, return, information return, claim for refund, election, disclosure, estimate, statement or other document required by a Governmental Authority to be made, prepared or filed by Law in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Title Commitments” has the meaning set forth in Section 6.14.

“Transaction Documents” means the Company Documents and Parent Documents.

“Transaction Expenses” means, with respect to the Company, the aggregate amount of all fees, costs, and expenses of the Company incurred or payable prior to or as of the Effective Time (and not paid prior to the Effective Time) in connection with this Agreement and the transactions contemplated hereby (including those that become due and payable at or after the Closing pursuant to Contracts or other arrangements entered into by or on behalf of the Company prior to the Effective Time in connection with this Agreement and the transactions contemplated hereby), including (a) all fees (including brokers and finders fees) and expenses payable to attorneys, investment bankers (including Stout), accountants and other professional advisors retained by the Company or any Affiliate on behalf of the Company, including those arising out of or incidental to the discussion, evaluation, negotiation and documentation of the transactions contemplated hereby, in each case whether or not accrued or invoiced; (b) all retention, stay, sale, transaction, change of control, severance, incentive or similar bonuses or payments payable to directors, officers, employees or service providers of the Company in connection with the transactions contemplated by this Agreement and that are either unpaid as of the Closing or that are payable at or following the Closing by virtue of obligations created by the Company prior to the Closing; (c) the fees, costs and expenses of any D&O Tail Policy obtained by the Company pursuant to Section 6.7(c) that are allocated to the Company pursuant to Section 6.7(c)(ii) and unpaid as of the Closing; and (d) the fees, costs and expenses of the Shareholders’ Representative that are unpaid as of the Closing.  For the avoidance of doubt, no fees or expenses of Parent, Merger Sub or their Affiliates (excluding, for the avoidance of doubt, the Company) are included in “Transaction Expenses”; and provided further, that “Transaction Expenses” shall not include any amounts taken into account in the determination of Estimated Indebtedness, Actual Indebtedness, Estimated Net Working Capital, or Actual Net Working Capital.

“Transfer Taxes” has the meaning set forth in Section 6.12.

“Transition Taxes” means any Taxes imposed pursuant to Sections 951 and 965 of the Code (as in effect following their amendment by Section 14103(a) of the Tax Cuts and Jobs Act) and the Treasury Regulations promulgated thereunder to the extent attributable to untaxed earnings existing on or before the Closing Date, treating for these purposes any deferred payments to be made with respect to such Taxes in a future Tax period as a result of an election pursuant to Section 965(h) of the Code as a Tax that has accrued and is due on the Closing Date.

“Transmittal Documents” has the meaning set forth in Section 2.6(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unaudited Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.

“Uncollected A/R Amount” has the meaning set forth in Section 3.4(a).

“Uncollected A/R Cap” has the meaning set forth in Section 3.4(a).

“Union” has the meaning set forth in Section 4.17(b).

“Upward Adjustment Amount” has the meaning set forth in Section 3.3(d)(i).

“VDA” has the meaning set forth in Section 4.12(u).

“VDA Application” has the meaning set forth in Section 4.12(u).

“Voting Agreements” has the meaning set forth in the Recitals.

Section 1.2Interpretive Provisions

.  Unless the express context otherwise requires:

(a)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)the terms “Dollars” and “$” mean United States Dollars;

(d)references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)references herein to any gender shall include each other gender;

(g)references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l)if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(m)the word “or” is not exclusive; and

(n)references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

The parties acknowledge and agree that (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

ARTICLE 2

THE MERGER

Section 2.1The Merger

.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the PAC, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the PAC as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.2Effective Time

.  Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause the statement of merger (the “Statement of Merger”) to be executed, acknowledged and filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the relevant provisions of the PAC and shall make all other filings or recordings required under the PAC.  The Merger shall become effective at such time as the Statement of Merger has been duly filed with the Department of State of the Commonwealth of Pennsylvania or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Statement of Merger in accordance with the PAC (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.3Effect of the Merger

.  The Merger shall have the effects set forth herein and in the applicable provisions of the PAC.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.4Articles of Incorporation; By-laws

.  At the Effective Time, (a) the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, which shall be in the form attached as Exhibit C, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time, which shall be in the form attached as Exhibit D, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company (such articles and bylaws, the “SC Articles” and the “SC Bylaws”, respectively).

Section 2.5Directors and Officers

.  Subject to Section 3.2(a)(vi), the directors and officers of Merger Sub, in each case immediately prior to the Effective Time, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.6Effect of the Merger on Common Stock

.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Shareholder:

(a)Cancellation of Certain Company Common Stock.  Shares that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)Conversion of Company Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.6(a) and Appraisal Shares) shall be converted into the right to receive (i) the Closing Per Share Merger Consideration, payable without interest, together with (ii) a Pro Rata Share of any amounts that may become payable in respect of such Share in the future from (A) the Indemnity Holdback Amount or the Representative Expense Amount, in each case as provided in this Agreement, and (B) payment (if any) in accordance with Section 3.3(d)(ii)(A).

(c)Conversion of Merger Sub Capital Stock.  Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.7Appraisal Rights

.  Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder or beneficial owner who is entitled to demand fair value of such Shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of the PAC, including compliance with Subchapter D of Chapter 15 of the PAC (“Subchapter D”), shall not be converted into the right to receive the Closing Per Share Merger Consideration and other amounts as provided in Section 2.6(b), but instead such holder or beneficial owner shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Subchapter D.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder or beneficial owner of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with Subchapter D.  Notwithstanding the foregoing, if any such holder or beneficial owner of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose dissenter rights under Subchapter D or a court of competent jurisdiction shall determine that such holder or beneficial owner is not entitled to the relief provided by Subchapter D, then the right of such holder or beneficial owner to be paid the fair value of such holder’s or beneficial owner’s Appraisal Shares under Subchapter D shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Closing Per Share Merger Consideration and other amounts as provided in Section 2.6(b), without interest thereon.  The Company shall give prompt notice to Parent of any demands for fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the PAC and received by the Company prior to the Effective Time, and Parent and the Company shall jointly participate in all negotiations and proceedings with respect to such demands.  Neither Parent nor the Company shall, except with the prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of such demands.  Notwithstanding anything to the contrary contained herein, no Shareholder shall have any right to demand fair value or seek appraisal of Shares if such right is not expressly provided for as a result of the Merger under Subchapter D, including after giving full effect to the exemptions set forth in Section 1571(b) of the PAC, and nothing in this Agreement is intended to confer any such right in circumstances where it is otherwise not so required.  For the avoidance of doubt, (i) no action has been taken by the Company Board to grant appraisal or dissenters rights in connection with the transactions contemplated by this Agreement pursuant to Section 1571(c) of the PAC, and (ii) Parent shall be solely responsible for payment of the fair value of any Appraisal Shares, subject to Section 9.2(f).

Section 2.8Surrender and Payment

.

(a)At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.7, each holder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a shareholder of the Company.

(b)As promptly as practicable following the date hereof and in any event not later than five (5) Business Days thereafter, the Shareholders’ Representative shall mail to each holder of Company Common Stock a letter of transmittal in substantially the form attached as Exhibit E ( a “Letter of Transmittal” and, together with the applicable Certificate, the “Transmittal Documents”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of the Merger Consideration pursuant to Section 2.6(b).  The Shareholders’ Representative shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Shareholders’ Representative (including at the reasonable request of Parent) may reasonably require in connection therewith, pay to the holder of such Certificate a cash amount as provided in Section 2.6(b)(i) with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled.  Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Common Stock (other than Shares described in Section 2.6(a) and Appraisal Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.6(b).  If after the Effective Time, any Certificate is presented to the Shareholders’ Representative, it shall be cancelled and exchanged as provided in this Section 2.8.  Any amounts to be paid by the Shareholders’ Representative to a Shareholder pursuant to this Section 2.8(b) shall be paid exclusively from the funds delivered to the Shareholders’ Representative by Parent pursuant to Section 3.2(b)(iii).

(c)Each Shareholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate from (i) the Indemnity Holdback Amount or the Representative Expense Amount, in each case as provided in this Agreement, and (ii) payment (if any) in accordance with Section 3.3(d)(ii)(A), at the respective times and subject to the contingencies specified herein.  The Shareholders’

Representative shall, subject to the prior receipt by the Shareholders’ Representative or Parent of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Shareholders’ Representative (including at the reasonable request of Parent) may reasonably require in connection therewith, within five (5) Business Days after payment by Parent to the Shareholders’ Representative, for the benefit of the Shareholders (in accordance with their respective Pro Rata Shares and their respective percentages set forth in the Consideration Spreadsheet), of any amounts that become payable in the future in respect of the Shares formerly represented by such Certificate (A) from the Indemnity Holdback Amount or the Representative Expense Amount, in each case as provided in this Agreement, or (b) in accordance with Section 3.3(d)(ii)(A), pay to the prior holder of such Certificate a cash amount as provided in Section 2.6(b)(ii) with respect to such Certificate.  Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Shareholders on the Merger Consideration.

(d)If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Shareholders’ Representative any Transfer Tax or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Shareholders’ Representative that such Tax has been paid or is not payable.

(e)Any portion of the Merger Consideration that remains unclaimed by the Shareholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Shareholder who has not exchanged Transmittal Documents for the Merger Consideration in accordance with this Section 2.8 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration; provided, that (i) any such portion of the Merger Consideration payable from the Indemnity Holdback Amount or the Representative Expense Amount, as applicable, shall be held and released, retained, and/or distributed, as applicable, by or to the Persons entitled thereto in accordance with the terms of this Agreement, at the respective times and subject to the contingencies specified herein and (ii) payment (if any) in accordance with Section 3.3(d)(ii)(A) to which the Shareholders may become entitled shall become payable at the time and subject to the contingencies specified herein.  Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.9No Further Ownership Rights in Company Common Stock

.  All Merger Consideration paid or payable upon the surrender of Certificates, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2 and elsewhere in this Agreement.

Section 2.10Adjustments

.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.11Withholding Rights

.  Each of the Shareholders’ Representative, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law.  To the extent that amounts are so deducted and withheld by the Shareholders’ Representative, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Shareholders’ Representative, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.12Lost Certificates

.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if mutually agreed by Parent and the Shareholders’ Representative (which agreement shall not be unreasonably withheld, conditioned, delayed, or denied), the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Shareholders’ Representative shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article 2.

Section 2.13Consideration Spreadsheet

.  At least two (2) Business Days before the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer or the Chief Financial Officer of the Company, which shall set forth, as of immediately prior to the Effective Time, (a) the names and addresses of all Shareholders and the number (and class) of shares of Company Common Stock held by each such Shareholder, (b) calculations of the Closing Merger Consideration, the Fully Diluted Share Number and the Closing Per Share Merger Consideration, and (c) each Shareholder’s Pro Rata Share (as a percentage interest and, in the case of the Closing Merger Consideration, the interest in dollar terms) of (i) the Closing Merger Consideration, (ii) the Indemnity Holdback Amount and (iii) the Representative Expense Amount.  The parties agree that the Shareholders’ Representative, Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments to the Shareholders (or, in the case of Parent, in making payments to the Shareholders’ Representative for the benefit of the Shareholders) pursuant to this Agreement and that Parent, Merger Sub and the Surviving Corporation shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.14Holdback Amount

.  The parties acknowledge and agree that, at the Closing, Parent shall hold back the Indemnity Holdback Amount as a reduction to the Closing

Merger Consideration (as set forth in clause (g) of the definition of “Closing Merger Consideration”), to be held by Parent for the purposes of securing the obligations of the Shareholders for (i) any amount that becomes due to Parent pursuant to Section 3.3(e), Section 3.4 or Section 6.9 and (ii) any Loss for which the Parent Indemnitees are entitled to indemnification pursuant to Article 9.

ARTICLE 3

THE CLOSING; ADJUSTMENT TO MERGER CONSIDERATION

Section 3.1Closing; Closing Date

.  Subject to the terms and conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place at 10:00 A.M. Pacific Time on the second (2nd) Business Day after the date that the conditions set forth in Article 7 and Article 8 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time and date that the Company and Parent may agree in writing.  The Closing shall be conducted electronically via email.  The date upon which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.2Closing Deliverables

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(a)At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent:

(i)at least five days prior to the Closing, the Estimated Closing Statement and the wire instructions for payment to the Shareholders’ Representative of (A) the Closing Merger Consideration and (B) the Representative Expense Amount;

(ii)at least two (2) Business Days prior to the Closing, the Consideration Spreadsheet;

(iii)at least two (2) Business Days prior to the Closing, one or more invoices (with wiring instructions set forth therein) in respect of the Transaction Expenses;

(iv)at least two (2) Business Days prior to the Closing, payoff letters for all Indebtedness outstanding as of immediately prior to the Effective Time that is to be paid off by Parent at the Closing, which payoff letters shall indicate that the lenders of such Indebtedness have agreed to release all Encumbrances in respect of such Indebtedness relating to the assets and properties of the Company upon receipt of the amounts indicated in such payoff letters;

(v)discharges, UCC termination statements or other appropriate releases, in form and substance reasonably satisfactory to Parent, which when filed will release and satisfy any and all Encumbrances (other than Permitted Encumbrances) relating to any assets or properties of the Company;

(vi)duly executed written resignations or removals, effective as of the Closing, of the Company’s officers and each of the members of the Company Board, in each case, that have been requested to resign by Parent in writing to the Company at least two (2) Business Days prior to the Closing Date;

(vii)a certificate, dated as of the Closing Date and signed by the Chief Executive Officer of the Company, certifying that (A) each of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied, (B) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Shareholders approving the Merger and adopting this Agreement, and (C) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii)good standing certificate (or the equivalent) for the Company from the secretary of state or similar Governmental Authority of the Commonwealth of Pennsylvania;

(ix)a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)); and

(x)such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)At the Closing, Parent shall deliver, or cause to be delivered, to the Company (or such other Person as may be specified) the following:

(i)payment, on behalf of the Company, by wire transfer of immediately available funds, of the applicable portion of the Estimated Transaction Expenses set forth in the Estimated Closing Statement, to each of the payees thereof in accordance with the applicable invoices delivered in accordance with Section 3.2(a)(iii);

(ii)payment, on behalf of the Company, of the Indebtedness outstanding as of immediately prior to the Effective Time that is set forth in the Estimated Closing Statement and that is to be paid off at the Closing, to holders of the Indebtedness and pursuant to the payoff letters delivered in accordance with Section 3.2(a)(iv);

(iii)payment to the Shareholders’ Representative, by wire transfer of immediately available funds pursuant to the wire instructions delivered in accordance with Section 3.2(a)(i), of an amount equal to the Representative Expense Amount;

(iv)payment to the Shareholders’ Representative, by wire transfer of immediately available funds pursuant to the wire instructions delivered in accordance with Section 3.2(a)(i), of an amount equal to the Closing Merger Consideration;

(v)a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent, certifying that (A) each of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied, (B) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (C) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)good standing certificates (or the equivalent) for (A) Parent from the secretary of state or similar Governmental Authority of the State of Nevada and (B) Merger Sub from the secretary of state or similar Governmental Authority of the Commonwealth of Pennsylvania; and

(vii)such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 3.3Adjustment to Merger Consideration

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(a)Closing Adjustment.  At least five (5) days before the Closing, the Company shall prepare and deliver to Parent a statement duly certified by the Chief Financial Officer of the Company (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Closing Merger Consideration, which shall reflect its good faith estimates and reasonably detailed calculations of (i) the Estimated Cash, (ii) the Estimated Transaction Expenses, (iii) the Estimated Indebtedness and (iv) the Estimated Net Working Capital.  The Estimated Closing Statement shall be prepared based upon the books and records of the Company in accordance with the definitions as provided in this Agreement and the Accounting Methodology.  If, within three (3) days following delivery of the Estimated Closing Statement, Parent delivers to the Company written notice of any objection to the Estimated Closing Statement based on Parent’s good faith determination of any mathematical or methodological errors or any failure of the Closing Merger Consideration, Estimated Cash, Estimated Transaction Expenses, Estimated Indebtedness, or Estimated Net Working Capital to be calculated in accordance with the definitions as provided in this Agreement and the Accounting Methodology, then Parent and the Company will act in good faith to resolve between themselves any objections raised by Parent therein.  If Parent does not deliver any notice of objection under this Section 3.3(a) or Parent and the Company are unable to resolve Parent’s objections within two (2) days after the Company’s receipt of Parent’s notice of objection under this Section 3.3(a), then the Estimated Closing Statement delivered by the Company shall be binding on the parties for purposes of determining the Closing Merger Consideration.

(b)Post-Closing Adjustment.  As promptly as reasonably practicable, but no later than ninety (90) days after the Closing Date, Parent shall cause to be prepared and delivered to the Shareholders’ Representative a statement duly certified by Parent (the “Closing Statement”) setting forth Parent’s good faith determinations and reasonably detailed calculations of (i) the Cash and Cash Equivalents as of immediately prior to the Effective Time, (ii) the Transaction Expenses as of immediately prior to the Effective Time, (iii) the Indebtedness as of immediately prior the Effective Time and (iv) the Net Working Capital as of immediately prior to the Effective Time.

(c)Dispute Resolution Procedures.

(i)If the Shareholders’ Representative disagrees with Parent’s calculation of the Cash and Cash Equivalents, Transaction Expenses, Indebtedness or Net Working Capital, in each case as reflected on the Closing Statement delivered pursuant to Section 3.3(b), the Shareholders’ Representative may, within forty-five (45) days after delivery of the Closing Statement, deliver a notice to Parent providing reasonable detail of the reasons for such disagreement and setting forth the calculation of the items and amounts in dispute.  Any such notice of disagreement shall specify all items or amounts as to which the Shareholders’ Representative disagrees, and the Shareholders’ Representative shall be deemed to have agreed with all other items and amounts, and the calculations thereof, set forth in the Closing Statement.

(ii)If a notice of disagreement is delivered pursuant to Section 3.3(c)(i), the Shareholders’ Representative and Parent shall, during the thirty (30) days following such delivery, negotiate in good faith to reach written agreement on the disputed items or amounts.  The matters set forth in any written resolution executed by the Shareholders’ Representative and Parent shall be final and binding on the parties on the date of such written resolution.

(iii)If the Shareholders’ Representative and Parent are unable to reach such agreement during such thirty (30) day period, the Shareholders’ Representative and Parent shall promptly (and, in any event, within thirty (30) days thereafter) submit any matters in dispute to the Independent Accountant for resolution, who shall act as an accounting expert and not as an arbitrator.  The Independent Accountant shall deliver to the Shareholders’ Representative and Parent, as promptly as practicable (but in no event later than thirty (30) days from the date of engagement of the Independent Accountant), a written report as to the resolution of each disputed item, accompanied by a certificate of the Independent Accountant that it reached such determination in accordance with the definitions as provided in this Agreement and the Accounting Methodology.  Such report shall be final and binding on the parties and shall not be subject to further review or appeal (absent manifest arithmetical error).  The Independent Accountant shall consider only those items and amounts in the Shareholders’ Representative’s and Parent’s respective calculations of Cash and Cash Equivalents, Transaction Expenses, Indebtedness or Net Working Capital, that were disputed within Shareholders’ Representative’s notice of disagreement and that the parties identify as being items and amounts to which the Shareholders’ Representative and Parent have still been unable to agree.  The Independent Accountant’s determination of any disputed item shall be (A) based solely on (1) written materials submitted by the Shareholders’ Representative and Parent (or by in-person telephonic conferences if mutually agreed by Parent, the Shareholders’ Representative and the Independent Accountant) and not by independent review, and (2) the Accounting Methodology and on the definitions included herein and (B) limited to a determination as to whether it agrees with Parent’s calculation(s) of the amount(s) of Cash and Cash Equivalents, Transaction Expenses, Indebtedness or Net

Working Capital, as applicable, or with the Shareholders’ Representative’s calculation(s) of the amount(s) of Cash and Cash Equivalents, Transaction Expenses, Indebtedness or Net Working Capital, as applicable.  Until the calculations have been finally determined pursuant hereto, neither Parent nor the Shareholders’ Representative shall, without the prior consent of the Shareholders’ Representative (in the case of Parent) or Parent (in the case of the Shareholders’ Representative), have any ex parte conversations or meetings with the Independent Accountant.  Each party agrees to execute a reasonable engagement letter, if such letter is required by the Independent Accountant.  The costs and expenses of the Independent Accountant shall be borne by the Shareholders’ Representative, on the one hand, and Parent, on the other hand, based upon the percentage which the portion of the aggregate contested amount(s) not awarded to each party bears to the aggregate amount(s) actually contested by such party.  Any costs, expenses or fees to be borne by the Shareholders’ Representative pursuant to this Section 3.3(c)(iii) shall constitute Shareholders’ Representative Costs and shall be paid, first, out of the Representative Expense Amount and, second, by the Shareholders in accordance with each Shareholder’s respective Pro Rata Share.

(iv)The Closing Statement (and each of the components thereof) shall become final and binding on the parties (A) on the forty-sixth (46th) day following the delivery of the Closing Statement if a notice of disagreement has not been delivered to Parent by the Shareholders’ Representative pursuant to Section 3.3(c)(i), (B) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.3(c)(ii), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and/or (C) with such changes as are necessary to reflect the Independent Accountant’s resolution of the matters in dispute (together with any changes necessary to reflect matters previously resolved pursuant to any written resolution executed pursuant to Section 3.3(c)(ii) and any matters not disputed pursuant to a notice of disagreement), on the date the Independent Accountant delivers its final, binding resolution pursuant to Section 3.3(c)(iii).  The Cash and Cash Equivalents, the Transaction Expenses, the Indebtedness and the Net Working Capital, in each case as finally determined pursuant to this Section 3.3, are referred to herein as the “Actual Cash,” the “Actual Transaction Expenses,” the “Actual Indebtedness,” and the “Actual Net Working Capital,” respectively, and the last date upon which any such final determination is made pursuant to this Section 3.3 is referred to as the “Final Determination Date”.

(d)Payment to Shareholders.

(i)For purposes of this Section 3.3, “Upward Adjustment Amount” means the sum of (A) the amount, if any, by which the Actual Cash exceeds the Estimated Cash, plus (B) the amount, if any, by which the Estimated Transaction Expenses exceeds the Actual Transaction Expenses, plus (C) the amount, if any, by which the Estimated Indebtedness exceeds the Actual Indebtedness plus (D) (1) if the Estimated Net Working Capital was greater than the Net Working Capital Target Top Collar Amount, and the Actual Net Working Capital is greater than the Estimated Net Working Capital, the amount by which the Actual Net Working Capital exceeds the Estimated Net Working Capital, (2) if the Estimated Net Working Capital was within the

Net Working Capital Target Range and the Actual Net Working Capital is greater than the Net Working Capital Target Top Collar Amount, the amount by which the Actual Net Working Capital exceeds the Net Working Capital Target Top Collar Amount, (3) if the Estimated Net Working Capital was less than the Net Working Capital Target Bottom Collar Amount and the Actual Net Working Capital is greater than the Estimated Net Working Capital but within the Net Working Capital Target Range, the amount by which the Net Working Capital Target Bottom Collar Amount exceeds the Estimated Net Working Capital, or (4) if the Estimated Net Working Capital was less than the Net Working Capital Target Bottom Collar Amount and the Actual Net Working Capital is greater than the Net Working Capital Target Top Collar Amount, the sum of (x) the amount by which the Actual Net Working Capital exceeds the Net Working Capital Target Top Collar Amount and (y) the amount by which the Net Working Capital Target Bottom Collar Amount exceeds the Estimated Net Working Capital, in each case as applicable.

(ii)If the Upward Adjustment Amount exceeds the Downward Adjustment Amount, then Parent shall, within three (3) Business Days after the Final Determination Date, pay to the Shareholders’ Representative, for the benefit of the Shareholders (in accordance with each Shareholder’s Pro Rata Share), by wire transfer of immediately available funds to a bank account designated in writing by the Shareholders’ Representative, an amount equal to the excess of the Upward Adjustment Amount over the Downward Adjustment Amount.

(e)Payment to Parent.

(i)For purposes of this Section 3.3, “Downward Adjustment Amount” means the sum of (A) the amount, if any, by which the Estimated Cash exceeds the Actual Cash, plus (B) the amount, if any, by which the Actual Transaction Expenses exceeds the Estimated Transaction Expenses, plus (C) the amount, if any, by which the Actual Indebtedness exceeds the Estimated Indebtedness plus (D) (1) if the Estimated Net Working Capital was within the Net Working Capital Target Range and the Actual Net Working Capital is less than the Net Working Capital Target Bottom Collar Amount, the amount by which the Net Working Capital Target Bottom Collar Amount exceeds the Actual Net Working Capital, (2) if the Estimated Net Working Capital was greater than the Net Working Capital Target Top Collar Amount and the Actual Working Capital is less than the Estimated Net Working Capital but within the Net Working Capital Target Range, the amount by which the Estimated Net Working Capital exceeds the Net Working Capital Target Top Collar Amount, (3) if the Estimated Net Working Capital was less than the Net Working Capital Target Bottom Collar Amount and the Actual Net Working Capital is less than the Estimated Net Working Capital, the amount by which the Estimated Net Working Capital exceeds the Actual Net Working Capital, and (4) if the Estimated Net Working Capital was greater than the Net Working Capital Target Top Collar Amount and the Actual Net Working Capital is less than the Net Working Capital Target Bottom Collar Amount, the sum of (x) the amount by which the Estimated Net Working Capital exceeds the Net Working Capital Target Top Collar Amount and (y) the amount by which the Net Working Capital Target Bottom Collar Amount exceeds the Actual Net Working Capital, in each case as applicable.

(ii)If the Downward Adjustment Amount exceeds the Upward Adjustment Amount (such excess, the “Overpayment Amount”), the Shareholders shall be severally and not jointly (in accordance with their Pro Rata Shares) liable for the Overpayment Amount and Parent may, in its sole discretion, withhold and set off all or a portion of the Overpayment Amount against future payments of the Indemnity Holdback Amount, if any, without limiting any other rights and remedies available to Parent at law or in equity.

(f)Adjustment to Merger Consideration.  The post-Closing purchase price adjustments as set forth in this Section 3.3 shall be treated as an adjustment to the Merger Consideration for income Tax purposes.

(g)

Cooperation.  The parties hereto (i) shall, and shall cause their respective Representatives to, cooperate and (ii) shall make available to one another and their respective employees and Representatives and, if applicable, the Independent Accountant, at reasonable times and with reasonable advance notice, such books, Contracts, records, work papers and appropriate personnel and other information (including work papers, appropriate personnel, and outside advisors) as any of the foregoing may reasonably request, in each case, to prepare and review the Estimated Closing Statement or the Closing Statement for the purposes contemplated in this Section 3.3 (including pre-Closing documentation needed to determine whether the Estimate Closing Statement or the Closing Statement was prepared consistently with the Accounting Methodology).  Parent and the Company each acknowledge and waive any actual or potential conflict of employees of any party assisting the Company and Parent as described in this Section 3.3 and will not prevent such access by the Company.

Section 3.4Accounts Receivable

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(a)For a period of nine (9) months after the Closing Date, Parent shall cause the Company to use commercially reasonable efforts to collect the Accounts Receivable in the Ordinary Course of Business; provided, however, that Parent will not be obligated to cause the Company to institute litigation, engage any collection agency, legal counsel or other third party, or take any other extraordinary means of collections or pay any expenses to third parties to collect the Accounts Receivable.  All amounts collected by the Company after the Closing from an account debtor will be applied first to the Accounts Receivable of such account debtor in the order of their origination, unless the account debtor disputes such Accounts Receivable or designates or specifies payment of a different Accounts Receivable.  If, by the opening of business on the Business Day following the date that is the nine-month anniversary of the Closing Date, less than 100% of the total amount of the Accounts Receivable included in the calculation of Actual Net Working Capital as finally determined pursuant to Section 3.3 (less the amount of doubtful accounts included within the calculation of the Actual Net Working Capital as finally determined pursuant to Section 3.3) has been collected by the Company (such shortfall amount, the “Uncollected A/R Amount”), then (a) Parent will provide to the Shareholders’ Representative, within ten (10) Business Days thereafter, a written collection report in respect of the Accounts Receivable prepared in good faith and accompanied by reasonable supporting documentation, showing the Accounts Receivable collections for such nine-month period and the Uncollected A/R Amount and (b) Parent shall be entitled to deduct, release and retain the Uncollected A/R Amount from the Indemnity Holdback Amount in an aggregate amount not to exceed $500,000 (the “Uncollected A/R Cap”).  Parent shall reasonably cooperate with the Shareholders’ Representative in answering any questions raised by the Shareholders’ Representative in connection with its review of the collection report provided by Parent.

(b)For the avoidance of doubt, recovery from the Indemnity Holdback Amount up to the Uncollected A/R Cap shall be the sole and exclusive remedy available to Parent or any of its Affiliates against the Shareholders, the Shareholders’ Representative, or any of their respective Affiliates or otherwise, arising out of or relating to the Uncollected A/R Amount and neither Parent nor any of its Affiliates shall have any claim against the Shareholders, the Shareholders’ Representative, or any of their respective Affiliates or any of their respective managers, officers, directors, partners, members, stockholders, employees, advisors, consultants, agents or other representatives in respect thereof.

(c)Concurrent with any setoff of the Uncollected A/R Amount against the Indemnity Holdback Amount pursuant to Section 3.4(a), Parent shall cause the Company to assign to the Shareholders’ Representative, for the benefit of the Shareholders (in accordance with their Pro Rata Shares), all right, title and interest in and to the Accounts Receivable comprising the Uncollected A/R Amount that was set-off against the Indemnity Holdback Amount (the “Uncollected Accounts”), free and clear of Encumbrances, which assignment shall be in form reasonably acceptable to the Shareholders’ Representative; provided, however, that, in exercising any collection efforts with respect to any Uncollected Account of a customer set forth on Section 4.21(a) of the Disclosure Schedules, the Shareholders’ Representative shall utilize ordinary collection methods and procedures as historically utilized by the Company but that do not include the use of, or the threat to use, a collection agency (or related service provider) or the commencement of litigation, except with Parent’s prior written consent (such consent not to be unreasonably withheld, delayed, denied, or conditioned) (the “Collection Protocols”); provided, further, that, if Parent withholds such consent with respect to any Uncollected Account(s) of a customer in excess, in the aggregate, of $200,000, the Collection Protocols shall not apply to such customer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

Section 4.1Organization and Power

.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania.  The Company has all requisite organizational and corporate power and authority necessary to own, lease or operate its properties and other assets that it purports to own, lease or operate and to carry on its businesses as now conducted and as has been conducted in the past three years.  The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The Company has made available to Parent, prior to the execution of this Agreement, true and correct copies of the Company Organizational Documents.

Section 4.2Authority; Binding Obligation; Board Approval

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(a)The Company has all requisite power and authority to execute and deliver this Agreement, the Company Documents and the other agreements contemplated hereby and thereby and to perform its obligations hereunder or thereunder and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote of the Shareholders representing a majority of the Shares entitled to vote thereon (the “Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the Company Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the Company’s part and no other corporate proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Company Documents or to consummate the transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote.  The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock required to approve and adopt this Agreement and the Company Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (collectively, the “Equitable Exceptions”).  When each Company Document has been duly executed and delivered by the Company (assuming that such Company Document is a valid and binding obligation of each other party thereto), such Company Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions.

(b)The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held or by unanimous written consent and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof and in accordance with the PAC and the Company Organizational Documents, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of the Shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the transactions contemplated by this Agreement, including the Merger, be submitted to the Shareholders for adoption, and (iv) resolved to recommend that the Shareholders adopt this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Company Board Recommendation”).

Section 4.3Consents; No Conflict or Violation

.  The execution, delivery and performance of this Agreement by the Company and the Company Documents and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, do not and will not, (a) subject to, in the case of the Merger, obtaining the Requisite Company Vote, violate applicable Law, any Governmental Authorization or any Order, (b) except for the filing of the Statement of Merger, require any Governmental Authorizations or declaration or filing with, or notice to, any Governmental Authority, (c) violate the Company Organizational Documents, or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.

Section 4.4Capitalization

.  The authorized capital stock of the Company consists of 1,000,000 shares of Class A Voting Stock, and 500,000 shares of Class B Non-Voting Stock.  Section 4.4 of the Disclosure Schedules sets forth the issued and outstanding Shares as of the date of hereof.  Such Shares constitute the only issued and outstanding Equity Interests of the Company.  All of the Shares (i) have been duly authorized, are validly issued, fully paid and non-assessable, (ii) are not subject to, and were not issued in violation of, any preemptive right, (iii) are free and clear of all Encumbrances (other than restrictions on transfer arising under federal or state securities Laws) and (iv) were issued in compliance with applicable Law.  Except for the Shares, the Company has no other outstanding Equity Interests.  There are no authorized or outstanding rights, subscriptions, warrants, or options to purchase or, except as set forth in the Buy-Sell Agreement, otherwise acquire any Equity Interests of the Company or securities or obligations of any kind convertible into or exchangeable for any Equity Interests of the Company or any outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its Equity Interests.  There is no commitment by the Company to issue, sell or grant any Equity Interests or to repurchase or redeem any Equity Interests of the Company.  All distributions, dividends, repurchases and redemptions of the Equity Interests of the Company were undertaken in compliance with the Company Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.  Section 4.4 of the Disclosure Schedules sets forth as of the date hereof the name of each Person that is a registered or beneficial owner of any Shares and the number of Shares owned by such Person.  Except for the Voting Agreements and the Buy-Sell Agreement, there are no voting trusts, shareholders agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Shares to which the Company is a party or of which the Company has Knowledge.

Section 4.5No Subsidiaries

. The Company does not own or have any interest in any Equity Interest or have an ownership interest in any other Person.

Section 4.6Financial Statements; No Undisclosed Liabilities; Inventory; PPP Loan

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(a)The Company has furnished Parent with complete copies of the Financial Statements.  The Financial Statements (i) were prepared in accordance with GAAP, subject in the case of the Unaudited Balance Sheet to (A) the absence of footnote disclosures (that, if presented, would not differ materially from those presented in the Audited Balance Sheet) and (B) changes resulting from normal year-end adjustments (each of which would be immaterial individually and in the aggregate to the Unaudited Balance Sheet) and (ii) present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (i) those that are adequately reflected or reserved against in the Unaudited Balance Sheet, (ii) those that have been incurred in the Ordinary Course of Business since the date of the Unaudited Balance Sheet and that are not, individually or in the aggregate, material in amount, and (iii) the Transaction Expenses.

(c)The cost of inventory reflected on the books and records of the Company is calculated in accordance with the historical practices of the Company that were used in calculating the inventory set forth in the Audited Balance Sheet and the Unaudited Balance Sheet.

(d)The Company was eligible under applicable PPP-Related Laws/Rules (i) to apply for the PPP Loan at the time of its application therefor and (ii) to accept the proceeds of the PPP Loan at the time of the tender to the Company thereof. Any use by the Company of the proceeds of the PPP Loan prior to the date of this Agreement has been in accordance with clauses (i) and (ii) of Section 6.13(b).

Section 4.7Absence of Certain Developments

.  During the period from the date of the Audited Balance Sheet to the date of this Agreement, the Company has conducted its businesses in the Ordinary Course of Business in all material respects.  Since the date of the Audited Balance Sheet, there has been no event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor, except as set forth in Section 4.7 of the Disclosure Schedules, has there been any action taken or failure to act by the Company that, if taken or failed to be taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any of subsection (viii), (x), (xi) or (xiii) of Section 6.1(b).

Section 4.8Contracts and Commitments

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(a)Section 4.8(a) of the Disclosure Schedules sets forth a true and complete list of the following Contracts to which the Company is a party:

(i)any collective bargaining, works council, shop, enterprise or recognition agreement or other Contract with any Union;

(ii)any employment agreement with any employee of the Company;

(iii)any Contract relating to (A) Indebtedness, (B) the PPP Loan or (C) the mortgaging, pledging or otherwise placing of an Encumbrance (other than Permitted Encumbrances) on any of the Company’s assets;

(iv)any lease or agreement under which it is the lessee of, or holds or operates any personal property owned by any other party, or lease or agreement under which it is the lessor of or permits any third party to hold or operate any Company property, real or personal;

(v)any Contract, other than purchase orders entered into in the Ordinary Course of Business, (A) with the twenty-five (25) customers and twenty-five (25) suppliers/vendors of the Company that have purchased from or sold to, as applicable, the Company the most products or services (based upon consideration received/paid by the Company) since the Look-Back Date, (B) for the purchase or sale of materials, supplies, merchandise, equipment, parts or other property or services with other customers or suppliers requiring aggregate future payments in excess of $10,000, or (C) any guaranty of any obligation described in clauses (A) and (B);

(vi)any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company, the performance of which involves unpaid commitments or liabilities in excess of $10,000;

(vii)any Contract (A) for the acquisition (by merger or otherwise) of any business or securities of another Person or all or substantially all of the of the assets of another Person or (B) for the disposition of the assets or of any business enterprise of the Company other than dispositions of inventory and products of the Company in the Ordinary Course of Business, in each case that is the source of any surviving rights, obligations or other provisions;

(viii)any license, sublicense, consent to use agreement, settlement, coexistence agreement, covenants not to sue, permission or other Contract pursuant to which the Company grants rights to any third party or receives a grant of rights from any third party to use any Intellectual Property material to the operation of the business of the Company, other than agreements relating to off-the-shelf commercially available software available for an annual or one time license fee of less than $10,000 in the aggregate;

(ix)any Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(x)any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract;

(xi)any Contract with any Governmental Authority;

(xii)any Contract that limits the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii)any Contract that provides for any joint venture, partnership or similar arrangement by the Company; and

(xiv)any other Contract involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice.

Each Contract of the type described in clauses (i) through (xiv) above (and each Real Property Lease required to be listed in Section 4.11(a) of the Disclosure Schedules) is referred to herein as a “Material Contract”.

(b)The Company has made available to Parent a true and complete copy (including all amendments or modifications thereto) of each Material Contract (other than purchase orders entered into in the Ordinary Course of Business).

(c)With respect to each Material Contract, neither the Company nor, to the Knowledge of the Company, any other party thereto is (with or without the lapse of time or the giving of notice, or both) in material breach or default under such Material Contract, or has provided or received any notice of any written intention (or to the Company’s Knowledge, verbal notice) to terminate such Material Contract.

(d)Except as set forth on Section 4.8(d) of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the Company Documents by the Company and the consummation of the transactions contemplated hereby or thereby do not and will not conflict with or result in any material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any, or require any consent, notice or other material action by any Person under, the provisions of any Material Contract.  No event has occurred, is pending or, to the Company’s Knowledge, threatened in writing, which after the giving of notice, lapse of time or otherwise would constitute a material breach or default by the Company under any Material Contract or, to the Company’s Knowledge, any other party to any Material Contract or would result in a termination thereof or cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder.

(e)Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company, and, to the Company’s Knowledge, constitutes a valid and binding obligation of the other parties thereto, in each case, except as such enforceability may be limited by the Equitable Exceptions.

Section 4.9Compliance with Laws; Permits

.

(a)The Company is, and since the Look-Back Date has been, in compliance in all material respects with all Laws applicable to the Company or its business, properties or assets.

(b)Except for those Governmental Authorizations required under Environmental Laws (the sole representations and warranties relating to which are set forth in Section 4.15), (a) the Company holds all Governmental Authorizations required to conduct its business, (b) all such Governmental Authorizations are valid and in full force and effect, and (c) the Company is in compliance in all material respects with all such Governmental Authorities.

(c)Without limiting the generality of Section 4.9(a), since the Look-Back Date, (i) the Company has complied in all material respects with, satisfied the conditions of, and made all filings and notices and obtained all consents, permissions, approvals and authorizations (and otherwise performed all acts) required under, all tariffs (including trade tariffs) applicable to the business or operation of the Company, including those issued under Section 232 of the United States Trade Expansion Act of 1962, as amended, and (ii) neither the Company nor, to the Company’s Knowledge, any Person acting on its behalf, has (A) violated, or engaged in any activity, practice or conduct that would violate, any applicable anti-corruption Laws; (B) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (C) directly, or indirectly through Representatives, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value, to any (1) official of any Governmental Authority or (2) other Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised or given, directly or indirectly, to an official of a Governmental Authority or another Person, in each case for the purpose of (x) influencing any act or decision of such official or such other Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties or proper performance of functions or (y) inducing such official or such person or entity to use his, her or its influence or position with any Governmental Authority or other Person to influence any act or decision, in each case in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Company.

Section 4.10Litigation

.  Except as set forth on Section 4.10 of the Disclosure Schedules, there are no, and since the Look-Back Date there have not been any, Actions pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its assets or properties or officers, directors or employees in their capacity as an officer, director or employee, respectively, at Law or in equity, or before or by any Governmental Authority.  The Company is not subject to any material outstanding Order.

Section 4.11Title to Real Property and Other Assets

.

(a)Section 4.11(a) of the Disclosure Schedules sets forth a true and complete list of all of the Contracts under which the Company leases or subleases any Real Property (the “Real Property Leases”). With respect to Real Property Lease:

(i)The Company has made available to Parent a true and complete copy (including all amendments or modifications thereto) of each Real Property Lease required to be listed on Section 4.11(a) of the Disclosure Schedules.

(ii)Each Real Property Lease is in full force and effect, and the Company holds a valid and existing leasehold interest under each such lease; and neither the Company nor, to the Company’s Knowledge, any party thereto is (with or without the lapse of time or giving notice, or both) in material breach or default under such lease.  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property leased by the Company.

(b)Section 4.11(b) of the Disclosure Schedules lists the address of any Real Property owned by the Company (the “Owned Real Property”).  With respect to the Owned Real Property:

(i)the Company has good and marketable fee simple title thereto, free and clear of all Encumbrances, other than Permitted Encumbrances;

(ii)the Company has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof;

(iii)the Company has made available to Parent true and complete copies of (A) the deeds and other instruments (as recorded) by which the Company acquired the Owned Real Property and (B) all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Owned Real Property; and

(iv)the use and operation of the Owned Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement, in each case applicable to the Company, its business, or the Owned Real Property.  There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Owned Real Property in the nature or in lieu of condemnation or eminent domain proceedings.

(c)The Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets (excluding Real Property) reflected in the Unaudited Balance Sheet or acquired after the date of the Unaudited Balance Sheet, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the date of the Unaudited Balance Sheet.  Except as set forth on Section 4.11(c) of the Disclosure Schedules, all such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(d)To the actual conscious knowledge (as opposed to constructive knowledge) of the Key Shareholders, the material assets of the Company that constitute machinery or equipment used in the operation of the business of the Company as currently conducted are in good operating condition and repair, except for ordinary, routine maintenance and repairs that are not material in nature or cost, individually or in the aggregate.

Section 4.12Tax Matters

.

(a)All Tax Returns required to be filed by or with respect to the Company have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all respects and were prepared in accordance with applicable Laws.

(b)The Company has fully and timely paid, or there has been paid on their behalf, all Taxes due and owing by the Company (whether or not shown to be due on any Tax Return).

(c)The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d)No claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Taxes.

(f)The amount of the Company’s liability for unpaid Taxes for all periods ending on or before the date of the Unaudited Balance Sheet does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Unaudited Balance Sheet.  The amount of the Company’s liability for unpaid Taxes for all periods following the date of the Unaudited Balance Sheet shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g)All deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.

(h)No audit or other Action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company.

(i)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.

(j)The Company has made available to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2015.

(k)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(l)The Company is not a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation agreement, or similar agreement.

(m)Except as set forth on Section 4.12(m) of the Disclosure Schedules, no private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Governmental Authority with respect to the Company and Taxes.

(n)The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.  The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)a prepaid amount received on or before the Closing Date;

(iv)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, entered into on or before the Closing Date; or

(v)any election under Section 108(i) of the Code.

(p)The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)The Company has not, within the past six years, been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s)Section 4.12(s) of Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment  (with the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States.

(t)No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(u)On February 28, 2020, an Application for a Voluntary Disclosure Agreement (a “VDA”) was submitted to the California Franchise Tax Board on behalf of the Company.  Section 4.12(u) of Disclosure Schedules contains a true and complete copy of the submitted Application for a VDA (the “VDA Application”).

Section 4.13Intellectual Property

.

(a)Section 4.13(a)(i) of the Disclosure Schedules sets forth all of the Company Registered Intellectual Property.  All Company Registered Intellectual Property is subsisting, in full force and effect and, to the Company’s Knowledge, valid and enforceable.  Except as disclosed in Section 4.13(a)(ii) of the Disclosure Schedules, the Company is the exclusive owner of all right, title and interest in and to the Company Registered Intellectual Property, free and clear of all Encumbrances, except for Permitted Encumbrances.  The Company is the owner of, or has the valid right to use, all other Intellectual Property necessary for or used in the business of the Company as currently conducted (collectively with the Company Registered Intellectual Property, “Company Intellectual Property”), in each case free and clear of Encumbrances other than Permitted Encumbrances.

(b)The conduct of the Company’s business as currently conducted, including the use of the Company Intellectual Property by the Company in connection therewith, and the products, processes and services of the Company do not infringe, misappropriate or violate any Intellectual Property rights of any other Person.  There are no Actions that are currently pending, since the Look-Back Date that have been brought or, to the Knowledge of the Company, are threatened in writing against the Company challenging the ownership, use, validity or enforceability of any of the Company Intellectual Property or alleging any infringement, misappropriation or other violation by the Company of the Intellectual Property of any Person.  To the Knowledge of the Company and since the Look-Back Date, no Person has infringed, misappropriated, or otherwise violated or is infringing, misappropriating, or otherwise violating any Company Intellectual Property, and no such claims have been made or are pending against any Person by the Company.

(c)Since the Look-Back Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in substantial disruption or damage to the business of the Company and that has not been remedied.  The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(d)The Company has complied in all material respects with all applicable Laws and all of its publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer and security of personal information in the conduct of the Company’s business.  Since the Look-Back Date, the Company has not (i) experienced any data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security or data breach notification.

Section 4.14Employee Benefit Plans

.

(a)Section 4.14(a) of the Disclosure Schedules lists each “employee benefit plan” (as defined under Section 3(3) of ERISA), employment, severance, termination, retirement, profit sharing, cash or equity-based incentive, bonus, performance award, phantom equity, deferred compensation, retention, change in control, pension, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125, cafeteria, fringe-benefit or other employee compensation or benefit plan, program, policy, arrangement, agreement, fund or commitment, sponsored, maintained or required to be contributed to by the Company or any ERISA Affiliate or with respect to which the Company has any liability (the “Company Plans”).  The Company has made available to Parent accurate, current and complete copies of (i) each Company Plan and (ii) with respect to each Company Plan, the most recent summary plan description, the two most recently filed IRS Form 5500 annual reports, the IRS determination letter or opinion letter issued by the IRS, any trust agreement or other funding arrangement, custodial agreement, insurance policy and contract, administration agreement and similar agreement, and investment management or investment advisory agreement, now in effect, actuarial valuations and reports with respect to the two most recently completed plan years, the most recent nondiscrimination tests performed under the Code, and copies of material notices, letters or other correspondence from the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Company Plan.

(b)With respect to each Company Plan: (i) such Company Plan and any related trust has been established, operated and administered in material compliance with its terms and all applicable Laws (including ERISA and the Code); and (ii) all benefits, contributions, premiums and expenses to or in respect of such Company Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued and reserved for on the Company’s financial statements, in each case in accordance with the terms of such Company Plan, all applicable Laws and, as applicable, GAAP.

(c)Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Company Plan”) is so qualified and received a favorable and current determination letter from the IRS with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Company Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Company Plan.  Nothing has occurred with respect to any Company Plan that has subjected or would reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d)No pension plan (other than a Multiemployer Plan) that is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code.  No Single Employer Plan covering employees of the Company that is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%.

(e)Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material liability or obligation under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Multiemployer Plan; (iv) engaged in any transaction that would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred Taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(f)With respect to each Company Plan: (i) except as set forth in Section 4.14(f) of the Disclosure Schedules, no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and (A) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(g)Except as set forth in Section 4.14(g) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Company Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any liability or obligation to provide post-termination or retiree health benefits to any individual.

(h)There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan (other than routine claims for benefits), and except as set forth in Section 4.14(h) of the Disclosure Schedules, no Company Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable.  Neither the Company nor any of its Affiliates have any commitment or obligation to adopt, amend, modify or terminate any Company Plan or any collective bargaining agreement.

(j)Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.  The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Plan.

(l)Except as set forth on Section 4.14(l) of the Disclosure Schedules, neither the execution and delivery of this Agreement or the Company Documents, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise), will (i) increase the amount of compensation or benefits due to any director, officer, employee, independent contractor or consultant of the Company; (ii) accelerate the vesting, funding or time of payment of any Equity Interest of the Company or any compensation or benefit due to any such individual; (iii) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; or (v) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment.

Section 4.15Environmental Compliance and Conditions

.

(a)The Company is, and since the Look-Back Date has been, in compliance in all material respects with all applicable Environmental Laws (which compliance includes obtaining, maintaining and complying with all Environmental Permits that are necessary for the ownership, lease, operation or use of the business or assets of the Company).  Such Environmental Permits are in full force and effect.  Except as set forth on Section 4.15(a) of the Disclosure Schedules, the Company has not received from any Person any: (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)No real property currently owned, operated or leased by the Company (nor, to the Company’s Knowledge, any real property formerly owned, operated or leased by the

Company) is listed on, or, to the Company’s Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c)To the Company’s Knowledge, there has been no Release (i) by the Company for which the Company is obligated under Environmental Law or Environmental Permit to perform any investigation or remedial action or (ii) in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company.  Except as set forth on Section 4.15(c) of the Disclosure Schedules, the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(d)Section 4.15(d) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.  With respect to any storage tank required to be listed in Section 4.15(d) of the Disclosure Schedules, each such storage tank is or has been maintained, removed or closed, as applicable, in compliance in all material respects with all applicable Environmental Laws, and has not been the source of any Release.

(e)Section 4.15(e) of the Disclosure Schedules contains a list, based on a good faith review of the Company’s available records, of off-site Hazardous Materials treatment, storage or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and, to the Company’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(f)Except as set forth on Section 4.15(f) of the Disclosure Schedules, the Company has not retained or assumed, by Contract or operation of Law, any material liabilities or obligations of third parties under Environmental Law.

(g)The Company has provided or otherwise made available to Parent any environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property that are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or any Release.  There are no planned or anticipated capital expenditures by the Company required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(h)The representations and warranties set forth in this Section 4.15 are the sole and exclusive representations and warranties of the Company relating to environmental matters including matters arising under or relating to Environmental Laws.

Section 4.16Insurance Policies

.  All of the insurance policies maintained as of the date hereof by the Company for the benefit of the Company or any of its assets, businesses, operations, employees, officers or directors (collectively, the “Insurance Policies”) are listed in Section 4.16 of the Disclosure Schedules.  The Insurance Policies are in full force and effect and are valid, binding and enforceable.  True and complete copies of the Insurance Policies have been made available to Parent.  The Company is not in breach or default in any material respect of its obligations under any of such Insurance Policies and all premiums due thereon have been timely paid.  Since the Look-Back Date, except as set forth on Section 4.16 of the Disclosure Schedules, the Company has not with respect to any of the Insurance Policies (a) had a claim disputed or rejected or a payment denied by any insurance provider, (b) had a claim in which there is an outstanding reservation of rights, (c) had the policy limit under any Insurance Policy exhausted or materially reduced or (d) received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies.

Section 4.17Labor and Employment Matters

.

(a)Except as set forth on Section 4.17(a) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Knowledge of the Company, threatened in writing, relating to the employment, termination of employment of or failure to employ any individual.

(b)Except as set forth in Section 4.17(b) of the Disclosure Schedules, the Company is not a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  Since the Look-Back Date, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.  Since the Look-Back Date, the Company has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts required to be listed on Section 4.17(b) of the Disclosure Schedules.

(c)Since the Look-Back Date, the Company has complied in all material respects with all applicable labor and employment Laws, including the National Labor Relations Act and other applicable Laws relating to wages, hours, benefits, classification, collective bargaining, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance and all other applicable occupational safety and health acts and Laws.

(d)Section 4.17(d) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (v) work location; (vi) employment status (i.e., active, disabled or on authorized leave and the reason therefor); and (vii) whether covered by a collective bargaining agreement.  All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

Section 4.18Brokers

.  Except for Stout Risius Ross Advisors, LLC (“Stout”), no broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or other fee or commission in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

Section 4.19Affiliate Transactions

.  Except for employment agreements entered into in the Ordinary Course of Business, no executive officer or director of the Company, any member of such executive officer’s or director’s immediate family, any 5% or greater holder of Shares or any Affiliate of any of the foregoing (collectively, “Related Persons”) (a) is indebted to the Company, nor does the Company owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any material business arrangement or other relationship with the Company or otherwise is a party to any Contract with or binding upon the Company or (c) has any interest in any property owned by the Company.

Section 4.20Books and Records

.  The minute books and stock record books of the Company have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with applicable Laws. At the Closing, all of those books and records will be in the possession of the Company.

Section 4.21Customers and Suppliers

.  Section 4.21(a) of the Disclosure Schedules sets forth a list of the 25 largest customers and the 25 largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during and for each of (a) the fiscal year ended December 31, 2018 and (b) the fiscal year ended December 31, 2019, and, in each case, the amount of consideration paid by or to each such customer or supplier during such period.  Except as set forth in Section 4.21(b) of the Disclosure Schedules, since the Look-Back Date, no such customer or supplier has (i) terminated its relationship with the Company or materially reduced or changed in any materially adverse manner the terms on which such customer or supplier conducts business with the Company or (ii) notified the Company in writing that it intends to terminate or materially reduce its business with the Company.

Section 4.22No Other Representations or Warranties

.  Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules), none of the Company, Shareholders or any of its or their Representatives has made or makes any other express or implied representation or warranty, whether written or oral, on behalf of the Company or any of its Affiliates, Shareholders or Representatives, including with respect to (a) any estimates, projections, forecasts, plans, budget or prospect information relating to the business of the Company (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, budgets or prospect information) or (b) except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules), any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence of the Company, the business of the Company, the negotiation of this Agreement, the Transaction Documents, or in the course of the transactions contemplated hereby and thereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

Section 5.1Organization

.  Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Commonwealth of Pennsylvania.

Section 5.2Authority; Binding Obligation

.  Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, the Parent Documents and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and no corporate proceedings on its part, other than as expressly contemplated by this Agreement, are necessary to authorize the execution, delivery or performance of this Agreement and the Parent Documents and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions.  When each Parent Document has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Parent Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions.

Section 5.3No Defaults or Conflicts

.  The execution and delivery of this Agreement and the Parent Documents and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub, and performance by Parent and Merger Sub of their obligations hereunder or under the Parent Documents do not and will not (a) violate the organizational documents of Parent or Merger Sub, (b) materially contravene or conflict with, or result in any material violation or breach of, any of the terms or provisions of, or constitute a material default (with or without notice or lapse of time or both) under, any indenture, mortgage or loan or any other material agreement or instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or to which the properties of Parent or Merger Sub may be subject, or (c)  assuming that all Governmental Authorizations in Section 5.4 have been obtained or made, result in any violation of any existing applicable Law or Order of any Governmental Authority having jurisdiction over Parent or Merger Sub or any of its properties.

Section 5.4No Authorization or Consents Required

.  Except for the filing of the Statement of Merger and such filings by Parent with the Securities and Exchange Commission under the Exchange Act or otherwise as Parent reasonably determines to be necessary, appropriate or desirable, no Governmental Authorizations will be required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Parent Documents and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby.

Section 5.5Sufficient Funds

.

(a)The obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding Parent’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement or the Parent Documents.

(b)Parent will have as of the Closing sufficient cash, available lines of credit or other sources of immediately available funds to pay all amounts required to be paid by Parent in connection with this Agreement and the transactions contemplated by this Agreement, including the payment by Parent of all obligations pursuant to Section 3.3 and the costs and expenses of Parent and Merger Sub on the terms and conditions contained in this Agreement, and there will not be any restriction on the use of such cash, lines of credit or other sources of funds for such purpose.

Section 5.6No Prior Merger Sub Operations

.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.7Brokers

.  No broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with this Agreement or the transactions contemplated hereby based on any agreement or arrangement made by or on behalf Parent or Merger Sub.

Section 5.8Financial Statements

.  The financial statements of Parent and its consolidated subsidiaries for the fiscal years ended September 30, 2018 and September 30, 2019 are included in the reports filed by Parent with the Securities and Exchange Commission pursuant to the Exchange Act since the Look-Back Date and prior to the date of this Agreement, and were true and correct in all material respects when filed.

Section 5.9Litigation

.  As of the date hereof, there is no Action pending or, to the actual knowledge of Parent, threatened against Parent, Merger Sub, or any of their respective Affiliates, or any material portion of its properties or assets that would reasonably be expected, individually or in the aggregate, to materially impair the ability of Parent or Merger Sub to effect the transactions contemplated hereby.  As of the date hereof, neither Parent nor Merger Sub is subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent or Merger Sub to effect the transactions contemplated hereby.

Section 5.10Reliance

.  Each of Parent and Merger Sub acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company that they and their respective Representatives have desired or requested to see or review, and that they and their respective Representatives have had a full opportunity to meet with the officers and employees of the Company to discuss the business of the Company.  Each of Parent and Merger Sub acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information that the Company furnished or made available to Parent or Merger Sub and their respective Representatives, except for representations and warranties by the Company expressly set forth in Article 4 (including the related portions of the Disclosure Schedules).  Neither the Company nor any other Person (including any Affiliate of the Company or their respective Representatives) shall have or be subject to any liability to Parent, Merger Sub or any other Person, (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) resulting from the use of any information, documents or material made available to Parent or Merger Sub (or any omissions therefrom) in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby, except that the foregoing shall not apply to any claim arising from actual fraud on the part of the Company or limit any of the express representations and warranties of the Company set forth in this Agreement or any Transaction Document (or any liability of the Shareholders for any breach thereof pursuant to Article 9).  Each of Parent and Merger Sub acknowledges that, should the Closing occur, Parent shall acquire the Company without any representation or warranty as to merchantability or fitness for any particular purpose of the Company’s assets, in an “as is” condition and on a “where is” basis, except that the foregoing shall not apply to any claim arising from actual fraud on the part of the Company or limit any of the express representations and warranties of the Company set forth in this Agreement or any Transaction Document.  Each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company contained in Article 4 (including the related portions of the Disclosure Schedules), neither the Company nor any other Person has made, and neither Parent nor Merger Sub has relied on, any other express or implied representation or warranty by or on behalf of, or with respect to, the Company.  Each of Parent and Merger Sub acknowledges that neither the Company nor any other Person, directly or indirectly, has made, and neither Parent nor Merger Sub has relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company (except as expressly set forth herein), and neither Parent nor Merger Sub will make any claim with respect thereto.

ARTICLE 6

COVENANTS

Section 6.1Conduct of Business of the Company

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(a)During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article 10, except (i) as set forth on Section 6.1(a) of the Disclosure Schedules, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or any Company Documents, or (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, delayed or denied), the Company shall (A) conduct the business of the Company in the Ordinary Course of Business and (B) use commercially reasonable efforts to (i) maintain and preserve intact the current organization, business and franchise of the Company and (ii) preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

(b)During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article 10 and without limiting the generality of Section 6.1(a), except (i) as set forth on Section 6.1(b) of the Disclosure Schedules, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or any of the Transaction Documents, or (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, delayed or denied), the Company shall not:

(i)transfer, issue, sell, purchase, redeem, retire or grant any Equity Interests of the Company or grant any options, warrants, calls or other rights to purchase or otherwise acquire Equity Interests of the Company;

(ii)reclassify, combine, split, subdivide or amend the terms of any of its capital stock or issue or authorize the issuance of other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(iii)amend the Company Organizational Documents;

(iv)except as required by the terms of any existing Company Plan as of the date hereof, grant any bonuses or materially increase the amount of any salary, wages or cash incentive compensation to any employee, or enter into any employment or severance agreement with any employee, except (A) in the case of any bonus, any bonus granted in the Ordinary Course of Business that is not, individually or in the aggregate, material in amount and (B) in the case of any increase in compensation, increases made in the Ordinary Course of Business that do not exceed more than 2% per annum;

(v)increase or accelerate the payments to or benefits under any employment Contract or Company Plan except as required by the terms of any such employment Contract or Company Plan as of the date hereof, or as required by applicable Law, or adopt, modify in any material respect, or terminate any Company Plan, except as required by applicable Law;

(vi)not voluntarily recognize, or collectively bargain without the participation by and approval of Parent with, any Unions as the collective bargaining representative of any employee of the Company;

(vii)make, or enter into any commitment for, any capital expenditures of the Company except for those contemplated in the budget of the Company made available to Parent prior to the date hereof and in any event not in excess of the aggregate amount set forth in the budget of the Company for such portion of the applicable fiscal year attributable to the pre-Closing period;

(viii)(A) without duplication of subsection (vii), acquire or lease any material properties or assets or (B) sell, assign, license (or sublicense), transfer, convey, or otherwise dispose of any of the rights, properties or assets of the Company other than dispositions of inventory made in the Ordinary Course of Business;

(ix)make any capital investment in, or any loan to, any other Person;

(x)change its present accounting methods or principles in any material respect, except as required by GAAP or by the Company’s auditors;

(xi)make, change or rescind any material Tax election, amend any Tax Return, settle any material Tax claim relating to the Company or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction other than in the Ordinary Course of Business that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period;

(xii)other than in the Ordinary Course of Business, incur any Indebtedness other than unsecured current liabilities and obligations incurred in the Ordinary Course of Business, permit the imposition of any Encumbrance upon any of the Company’s properties or assets, or cancel any indebtedness owed to the Company;

(xiii)enter into or agree to enter into any merger or consolidation with any corporation or other entity, acquire the securities of any other Person, or adopt any plan of merger, consolidation, reorganization, liquidation or dissolution;

(xiv)(A) enter into any Contract that would constitute a Material Contract unless such Contract (1) is entered into in the Ordinary Course of Business, (2) does not involve payments by the Company of greater than $25,000 over the term of such Contract and (3) is not of a type described in clauses (ii), (vii), (viii), (ix), (xii), or (xiii) of Section 4.8(a); (B) accelerate any Material Contract; (C) terminate any Material Contract (excluding the expiration of any Material Contract in accordance with its terms); or (D) knowingly make any material modification to any Material Contract that is adverse to the Company;

(xv)enter into any Contract or transaction with a Related Person; or

(xvi)agree to take any of the foregoing actions.

(c)Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company before the Closing Date.  Before the Closing Date, the Company shall, consistent with the terms and conditions of this Agreement and subject to the rights and obligations of the parties under this Agreement, exercise complete control and supervision over the operations of the Company.

Section 6.2Remittance of Life Insurance Proceeds

.  Following the Effective Time, Parent shall cause the Company to promptly endorse and remit to the Shareholders’ Representative, for the benefit of the Shareholders, any check received by the Company in connection with the Company’s termination of the life insurance policy on the life of David Jackson Milhollan.

Section 6.3Access to Information; Confidentiality; Public Announcements

.

(a)During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall (i) give Parent and its Representatives reasonable access during normal business hours to (and the right to inspect) all books, records, Contracts, offices and other facilities, properties and data of the Company as Parent or its Representatives may from time to time reasonably request; provided, however, that any such access and inspection shall be conducted in a manner not to unreasonably interfere with the business or operations of the Company; and (ii) furnish Parent and its Representatives with such financial, operating and other data and information relating to the Company that Parent may reasonably request (including monthly and quarterly financial statements for periods following the date of the Unaudited Balance Sheet).  Parent shall have the right, but not the obligation, to perform non-intrusive Phase I environmental investigations and compliance audits of any Real Property from the date hereof through Closing.  If, after the completion of this initial investigation and audit, Parent wishes to perform sampling, testing or assessment activities of any Real Property that are intrusive in nature, Parent shall first obtain the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned, delayed, or denied).  Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide such access or disclose any information to Parent or its Representatives, if doing so would, based on the advice of the Company’s outside counsel, (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any agreement or Law to which the Company is a party or to which the Company is subject (provided that, in either such case, the Company and Parent shall cooperate in seeking alternative means whereby such information may be disclosed to Parent without jeopardizing any such privilege or violating any such agreement or Law).

(b)Any information provided to or obtained by Parent or its Representatives pursuant to Section 6.3(a) shall constitute “Evaluation Material” (herein referred to as “Confidential Information”) as defined in the Confidentiality Agreement, dated as of May 6, 2019, executed by an Affiliate of Parent and delivered to Stout (the “Confidentiality Agreement”), and shall be held by Parent in accordance with and be subject to the terms of the Confidentiality Agreement, provided, however, that no such information shall constitute Confidential Information to the extent it is excluded from the definition of “Evaluation Material” in the Confidentiality Agreement (including under Section 2(b) of the Confidentiality Agreement).  Notwithstanding anything to the contrary herein, the terms and provisions of the

Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein.  In the event of the termination of this Agreement for any reason, Parent shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Confidential Information and the non-soliciting and non-hiring of employees of the Company.

(c)No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned, delayed, or denied); provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel (including in-house counsel) required by Law or stock exchange requirements, in which case the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

(d)For a period of three (3) years following the Closing, to the extent permitted by applicable Law, Parent agrees to provide (or cause its Affiliates to provide) the Shareholders’ Representative with reasonable access, at reasonable times during normal business hours and upon reasonable advance notice, and in a manner so as not to interfere unreasonably with the business operations of Parent or the Surviving Corporation, to such books and records and other documents in the possession of Parent or the Surviving Corporation that relate to periods prior to the Closing or a Straddle Period to the extent that such access is reasonably required by the Shareholders’ Representative, on behalf of itself or any Shareholder or any of their respective Affiliates to (i) defend, prosecute, appeal or cooperate with any judicial, arbitral or regulatory proceeding, audit or investigation to which the Shareholders’ Representative, any Shareholder, or any of their respective Affiliates is a party and which relates to the Company or its Affiliates or otherwise to the business and affairs of the Company or its Affiliates prior to the Closing, (ii) to prepare financial statements or regulatory filings of the Shareholders’ Representative, any Shareholder, or any of their respective Affiliates in respect of periods ending on or prior to the Closing Date, (iii) to comply with the terms of this Agreement, any Transaction Document, any applicable Law or request of any Governmental Authority, (iv) in connection with the determinations in accordance with Section 3.3, or (v) relating the preparation or amendment of any Tax Returns or claims for refund.  Parent agrees to (or cause its Affiliates to) retain and preserve all books and records and all other documents that it or they acquire pursuant to this Agreement, in compliance with all applicable Law, for at least six (6) years following the Closing Date.

Section 6.4Filings, Authorizations and Consents

.

(a)Subject to the terms and conditions herein, each party hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated under this Agreement, including the Merger, and the Transaction Documents.  Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)Each of the parties shall cooperate with one another in good faith to prepare all necessary documentation to effect promptly all necessary filings, to give all notices and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with any Governmental Authority regarding any such filings or any such transaction.

(c)Notwithstanding the foregoing, nothing in this Section 6.4 or in Section 6.6 shall require, or be construed to require, Parent or any of its Affiliates agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; (iii) any material modification or waiver of the terms and conditions of this Agreement; (iv) expend any money to obtain any consent of any counterparty to any Contract of the Company, (v) commence or defend any Action or (vi) offer or grant any accommodation (financial or otherwise) to any third party other than in connection with the Financing.  Notwithstanding the foregoing, nothing in this Section 6.4 or in Section 6.6 shall require, or be construed to require, the Company, the Shareholders or any of its or their Affiliates to agree to (i) any conditions relating to, or changes or restrictions in, the operations of any of the Company’s assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; (ii) any material modification or waiver of the terms and conditions of this Agreement; (iii) expend any money to obtain any consent of any counterparty to any Contract of the Company, (iv) commence or defend any Action or (v) offer or grant any accommodation (financial or otherwise) to any third party.

Section 6.5Shareholder Vote

. The Company shall, as promptly as practicable following the execution and delivery of this Agreement, by written notice call a special meeting by of its Shareholders to vote on the transactions contemplated hereby ten days following the date of such notice (the “Shareholder Notice”).  The materials submitted to such Shareholders shall include the Company Board Recommendation and all such other information as may be required by the PAC and the Company Organizational Documents.  Specifically, the Shareholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 1727 of the PAC and in the best interests of the Shareholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (ii) notify such Shareholders of their dissent and appraisal rights pursuant to Section 1575 of the PAC. The Shareholder Notice shall include therewith a copy of Subchapter D of Chapter 15 of the PAC and all such other information as is required by the PAC and the Company Organizational Documents Parent and as Parent may reasonably request, and shall be sufficient in form and substance to start the ten day period during which a Shareholder must file a written notice of intention to demand that such Shareholder be paid fair value for such Shareholder’s shares as contemplated by Section 1574 of the PAC.  All materials submitted to the Shareholders in accordance with this Section 6.5 shall be subject to Parent’s advance review and reasonable approval.

Section 6.6Further Assurances

.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.  Each party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.7Officer and Director Indemnification and Insurance

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(a)Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company and the fiduciaries of any Company Plans (the “D&O Indemnified Parties”), as provided in the Company Organizational Documents or indemnification agreements in effect on the date hereof that are disclosed in Section 6.7(a) of the Disclosure Schedules and true and complete copies of which have been made available to Parent, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms.

(b)For six years after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify all D&O Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions occurring at or prior to the Effective Time arising out of or relating to their services as directors, officers or employees of the Company or another Person, if such D&O Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company, or fiduciaries of the Company Plans, whether asserted or claimed at, after, or before the Closing (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise).

(c)Prior to the Closing Date, the Company shall obtain, at Parent’s expense, a non-cancelable run-off insurance policy (“D&O Tail Policy”), with a claims period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring at or prior to the Effective Time for all persons who were directors or officers of the Company at or prior to the Effective Time, which D&O Tail Policy may contain terms and conditions no less favorable to the insured persons than any directors’ and officers’ liability insurance coverage presently maintained by the Company.  During the term of any such D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause such D&O Tail Policy to be cancelled or any provision therein to be amended or waived in a manner that would have an adverse effect on the D&O Parties covered thereunder.

(d)

Parent hereby acknowledges that the D&O Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons, excluding the D&O Tail Policy.  Parent hereby agrees that, excluding in each case the D&O Tail Policy and the insurer thereunder, (i) Parent and the Surviving Corporation are the indemnitor of first resort (i.e., their obligations under this Section 6.7 to the D&O Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such D&O Indemnified Party are secondary), and (ii) Parent and the Surviving Corporation irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof.  Each of Parent and the Surviving Corporation further agrees that, excluding any such advancement or payment made under the D&O Tail Policy, no advancement or payment by any of such other Persons on behalf of any such D&O Indemnified Party with respect to any claim for which such D&O Indemnified Party has sought indemnification from the Surviving Corporation shall affect the foregoing and such other Persons (excluding the insurer under the D&O Tail Policy) shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Party against the Surviving Corporation.

(e)The covenants contained in this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(f)In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall take all necessary action so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(g)Parent agrees that the indemnification and exculpation of liability provisions contained in the forms of the SC Articles and/or the SC Bylaws attached as Exhibits C and D, respectively, as applicable, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder in any material respect relating to the indemnification of the D&O Indemnified Parties, unless such modification is required by applicable Law.

Section 6.8Waiver of Conflicts; Attorney-Client Privilege

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(a)Notwithstanding anything to the contrary in any other agreement, recognizing that Clark Hill PLC has acted as legal counsel to the Company and the Shareholders’ Representative and their respective Affiliates in connection with this Agreement, the Merger and the other transactions contemplated hereby, and that Clark Hill PLC intends to continue to act as legal counsel to the Company and the Shareholders’ Representative and their respective Affiliates prior to Closing and as legal counsel to the Shareholders’ Representative and its Affiliates after the Closing, the Company hereby waives, on its own behalf and on behalf of its Affiliates, any conflicts that have arisen or may arise in connection with Clark Hill PLC representing the Company and the Shareholders’ Representative and their respective Affiliates, prior to, at or after the Closing or the Shareholders’ Representative in contesting and settling any claims arising out of this Agreement or resolving any other disputes hereunder, including representing the Shareholders’ Representative or its Affiliates against the Company and/or its Affiliates in litigation, arbitration or mediation in connection therewith.  Parent and the Company each consents, on its own behalf and on behalf of its Affiliates, to the continued representation of the Shareholders’ Representative and its Affiliates by Clark Hill PLC in connection with this Agreement, the Merger and the other transactions contemplated hereby notwithstanding the fact that Clark Hill PLC may have represented, and may currently or in the future represent, the Company, Parent and/or any of their respective Affiliates with respect to unrelated matters and notwithstanding anything to the contrary in any other agreement.  In addition, Parent and the Company each hereby acknowledges that its consent and waiver under this Section 6.8 is voluntary and informed, and that Parent and the Company have each obtained independent legal advice with respect to this consent and waiver.  Parent and the Company each agree that Clark Hill PLC is an express third party beneficiary of this Section 6.8.

(b)All communications involving attorney-client confidences between the Shareholders’ Representative, the Company or their respective Affiliates, on the one hand, and Clark Hill PLC, on the other hand, to the extent related to the negotiation and documentation of this Agreement, the Transaction Documents and consummation of the transactions contemplated hereby and thereby and prior to Closing shall be deemed to be attorney-client confidences that belong solely to the Shareholders’ Representative (and not Parent or the Company) (the “Privileged Materials”).  Accordingly, after the Closing, Parent and the Company shall not have access to the Privileged Materials.  Without limiting the generality of the foregoing, upon and after the Closing, (a) the Shareholders’ Representative and its Affiliates (and not Parent or the Company) shall be the sole holders of the attorney-client privilege with respect to the Privileged Materials, and neither Parent nor the Company shall be a holder thereof, (b) to the extent that files of Clark Hill PLC that constitute Privileged Materials constitute property of the client, only the Shareholders’ Representative and its Affiliates (and not Parent or the Company) shall hold such property rights, and (c) Clark Hill PLC shall have no duty whatsoever to reveal or disclose any such Privileged Materials to Parent or the Company or any of their respective Affiliates by reason of any attorney-client relationship between Clark Hill PLC and the Company or any of its Affiliates or otherwise.

Section 6.9Tax Matters

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(a)Filing of Tax Returns by the Company.  The Company shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns that are required to be filed by or with respect to the Company that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), subject to prompt reimbursement by Parent for any such Taxes that are not Indemnified Taxes.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)Filing of Certain Tax Returns by Parent After Closing Date.  Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Pre-Closing Tax Period or any Straddle Period.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law or change in fact).  Parent shall provide a draft of any such material Tax Return to the Shareholders’ Representative for its review and comment at least thirty (30) days prior to the due date for the filing thereof; provided, that, if any such material Tax Return is required to be filed within sixty (60) days of the ending date of the applicable Tax period, Parent shall provide a draft of any such material Tax Return to the Shareholder’s Representative for review and comment within such period of time prior to the due date for filing such material Tax Return as is reasonable under the circumstances to provide Shareholder’s Representative an adequate opportunity to review and comment.  Not later than ten (10) days (for material Tax Returns provided to Shareholder’s Representative at least thirty (30) days prior to the due date for the filing thereof) or, within such reasonable time as may be applicable under the circumstances (for all other material Tax Returns), Shareholder’s Representative shall notify Parent in writing of any proposed changes that Shareholder’s Representative may have to any item set forth on such material Tax Returns and the basis for any such changes and Parent shall consider in good faith all such changes.  If Shareholder’s Representative does not provide a notice of proposed changes to Parent for any such material Tax Returns within the time period specified in the preceding sentence, Parent is permitted to assume that Shareholder’s Representative has no proposed changes to any such material Tax Return.  Parent shall be entitled (but not obligated) to deduct from the Indemnity Holdback Amount (i) Taxes due with respect to any such Tax Return that are Indemnified Taxes, and (iii) Transfer Taxes for which the Shareholders are responsible pursuant to Section 6.9(h).  The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Parent.

(c)Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that includes but does not end on the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i)in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with and included the Closing Date; and

(ii)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

(d)Tax Refunds.  Any Tax refunds that are received by Parent or the Surviving Corporation, and any amounts credited against Taxes to which Parent or the Surviving Corporation become entitled, that relate to a Pre-Closing Tax Period shall be for the account of the Shareholders (net of any Taxes of Parent or the Surviving Corporation attributable to such refund or credit and reasonable expenses incurred by Parent or the Surviving Corporation in connection with obtaining such refund or credit), except to the extent (i) included as an asset in the determination of Net Working Capital or (ii) attributable to any Tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date, and, Parent shall pay over to the Shareholders’ Representative for the benefit of the Shareholders any such refund or the amount of such credit within fifteen (15) days after receipt thereof or entitlement thereto, as applicable.  Notwithstanding anything in this Agreement to the contrary, in the event that any such Tax refund or credit is subsequently determined by any Governmental Authority to be less than the amount paid by Parent to the Shareholders’ Representative pursuant to this Section 6.9(d), the Shareholders’ Representative shall return any such disallowed amounts (plus any interest and penalties in respect of such disallowed Tax refunds or credits owed to a Governmental Authority) to Parent (or its designee) within fifteen (15) days after receipt of written notice from Parent requesting the same.  Parent may offset any amounts owed by it pursuant to this Section 6.9(d) against any Indemnified Taxes.

(e)Tax Proceedings.  Parent shall promptly notify the Shareholders’ Representative in writing upon receipt by Parent or any of its Affiliates (including, following the Closing, and for the avoidance of doubt, the Surviving Corporation) of any written communication from a Governmental Authority concerning any pending or threatened audit, claim, demand or administrative or judicial proceeding relating to Tax matters of the Company for any Pre-Closing Tax Periods in respect of which an indemnity may be sought by Parent pursuant to Article 9 (a “Tax Claim”) describing such Tax Claim in reasonable detail; provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder, except and only to the extent that the Shareholders or the Shareholders’ Representative forfeit rights or defenses or is otherwise materially prejudiced by reason of such failure.  Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, conditioned, delayed, or denied) before entering into any settlement of a Tax Claim or ceasing to defend a Tax Claim.  The Shareholders’ Representative shall be entitled to participate, at its sole cost, in the defense of a Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Shareholders’ Representative.

(f)Post-Closing Actions Relating to Taxes.  Except as required by applicable Law or otherwise provided in this Section 6.9, Parent shall not, and shall not permit any of its Affiliates (including, after the Closing, for the avoidance of doubt, the Surviving Corporation) to, without the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), (i) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return of the Company for any Pre-Closing Tax Periods, (ii) voluntarily approach any Governmental Authority regarding any Tax matters of the Company for any Pre-Closing Tax Period the result of which would reasonably be expected to have a material adverse effect on the Taxes of the Company for any Pre-Closing Tax Period, (iii) take any action after the Closing that is outside the Ordinary Course of Business that would reasonably be expected to have material adverse effect on the Taxes of the Company for any Pre-Closing Tax Period, or (iv) make or amend any Tax election with respect to the Surviving Corporation with retroactive effect for a Pre-Closing Tax Period; provided, however, that none of the following shall be deemed to restrict Parent from taking any action that it reasonably determines to be necessary or appropriate in connection with any VDA entered into by the Company with the applicable Governmental Authority of the State of California with respect to Taxes attributable to a Pre-Closing Tax Period.  Following the Closing, the Shareholders’ Representative, Parent and the Company shall work together in good faith to enter into a VDA with respect to the items set forth in the VDA Application.  The Shareholders’ Representative shall take all actions to cause all amounts due and owing by the Company with respect to the VDA to be paid timely, first, from the Representative Expense Amount and, second, by the Shareholders in accordance with each Shareholder’s respective Pro Rata Share.

(g)Section 338 Election.  Neither Parent nor the Surviving Corporation shall make, or cause to be made, any election under Section 338 of the Code (or similar provision of state, local or foreign Law) with respect to the transactions contemplated under this Agreement.

(h)Transfer Taxes.  Except with respect to Taxes arising from the Real Property Transaction which shall be borne solely by Parent, all transfer, value-added, documentary, sales, excise, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne 50% by Parent and 50% by the Shareholders.  Parent shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law or to the extent reasonably requested, each party shall cooperate in the preparation and filing and join in the execution of any such Tax Returns and other documentation.

(i)Termination of Existing Tax Sharing, Indemnity, Allocation and Similar Agreements.  Any and all existing Tax sharing, Tax indemnity, Tax allocation, and similar agreements binding upon the Company shall be terminated as of the Closing Date. After such date, neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

(j)Cooperation on Tax Matters.  Each party shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation and filing of any Tax Return and any Action with respect to Taxes.  Such cooperation shall include the retention and, upon request, the provision of records and information that are reasonably relevant to any such Tax Return or Action or any Tax planning and shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each party further agrees, upon request, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including any Transfer Taxes).

(k)Conflicts.  To the extent that any provision of Article 9 conflicts with any provision of this Section 6.9, the provisions of this Section 6.9 shall govern.

Section 6.10Shareholders’ Representative

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(a)Appointment of Shareholders’ Representative.  By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Shareholder does hereby irrevocably appoint the Shareholders’ Representative, as its, his or her true and lawful attorney in fact and agent, with full power of substitution or re-substitution, to act on behalf of each such Shareholder to do or refrain from doing all such acts and things, and to execute and deliver all such documents, as the Shareholders’ Representative shall deem necessary or appropriate in his, her or its sole discretion in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, including the power:

(i)to execute and deliver all amendments, waivers, ancillary agreements, instruments of assignment, notices, certificates and documents that the Shareholders’ Representative deems necessary or appropriate in connection with the transactions contemplated hereby (including the consummation thereof) and any and all other agreements referenced herein;

(ii)to receive funds, make payments of funds, and give receipts for funds in a manner consistent with the terms of this Agreement (including Section 2.8, Section 3.3, Section 3.4, Section 6.9 and Article 9);

(iii)to agree to, negotiate, and enter into resolutions, settlements and compromises in respect of, any matters described in Section 3.3, and to comply with orders, determinations and awards of the Independent Accountant thereunder;

(iv)to agree to, negotiate, litigate, arbitrate, resolve, settle and compromise, and comply with orders of courts with respect to, claims for indemnification made by any Parent Indemnitee pursuant to Article 9;

(v)to take all actions on behalf of such Shareholder as is contemplated by this Agreement or the Transaction Documents;

(vi)to receive all notices or documents given or to be given to such Shareholder by Parent or any of its Affiliates pursuant to this Agreement or the Transaction Documents in connection herewith or therewith and to receive and accept service of legal process on behalf of such Shareholder in connection with any damages arising under or relating to this Agreement;

(vii)to engage counsel, and such accountants and other representatives for such Shareholder and incur such other expenses on behalf of such Shareholder in connection with this Agreement and the Transaction Documents as the Shareholders’ Representative may, in each case, and in the Shareholders’ Representative’s sole discretion, deem appropriate;

(viii)to receive funds for the payment of expenses of any such Shareholder or the Shareholders’ Representative and to apply such funds in payment for such expenses; and

(ix)to interpret any and all of the terms and provisions of this Agreement and make all determinations on behalf of such Shareholder as required under this Agreement.

The provisions of this Section 6.10, including the appointment of the Shareholders’ Representative and power of attorney granted hereby, shall be deemed coupled with an interest and shall be irrevocable and shall survive the consummation of the transactions contemplated herein (and shall not be terminated by any act of any one or more Shareholders, or by operation of Law, whether by death or other event).  Following the Closing, Parent shall be entitled to deal exclusively with the Shareholders’ Representative on all matters relating to this Agreement (including with respect to Section 2.8, Section 3.3, Section 3.4, Section 6.9 and Article 9) and Parent, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders’ Representative in all matters referred to herein, in each case as being fully binding upon the Shareholders.  Any decision or action by the Shareholders’ Representative hereunder, including any agreement between the Shareholders’ Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Shareholders and shall be final, binding and conclusive upon each such Person.  No Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same.  Each Shareholder hereby (or by executing and delivering a Letter of Transmittal) confirms all that the Shareholders’ Representative shall do or cause to be done by virtue of his, her or its appointment as the representative of such Shareholder hereunder.  The Shareholders’ Representative shall act for each Shareholder on all of the matters set forth in this Agreement and the Transaction Documents in the manner that the Shareholders’ Representative believes to be in the best interest of the Shareholders, but the Shareholders’ Representative shall not be responsible to any Shareholder for any loss or damages which such Shareholder may suffer by the performance of the Shareholders’ Representative’s duties under this Agreement, other than loss or damages arising from willful violation of Laws, gross negligence or bad faith in the performance of such duties under this Agreement, the Transaction Documents or any other document or agreement contemplated herein.  The Shareholders’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement or the Transaction Document, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or shall otherwise exist against the Shareholders’ Representative.

(b)Reliance by Shareholders’ Representative.  The Shareholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Shareholder, Parent or the Company or any of their respective Affiliates, or any other evidence reasonably deemed by the Shareholders’ Representative to be reliable, and the Shareholders’ Representative shall be entitled to act on the advice of counsel, accountants or other independent experts selected by him, her or it with due care.

(c)Expenses of Shareholders’ Representative.  The Shareholders’ Representative shall be entitled to retain counsel and to incur such out-of-pocket expenses

(including court costs and reasonable attorneys’ fees and expenses) as the Shareholders’ Representative deems to be necessary or appropriate in connection with his, her or its performance of his, her or its duties under this Agreement, and all such fees and expenses reasonably incurred by the Shareholders’ Representative shall be borne by the Shareholders in accordance with each Shareholder’s respective Pro Rata Share.  For the avoidance of doubt, the Shareholders’ Representative is not generating revenue as Shareholders’ Representative under this Agreement and is being reimbursed for expenses reasonably incurred in connection with fulfilling his, her or its role as Shareholders’ Representative under this Agreement.  The Shareholders acknowledge that the Closing Merger Consideration includes a deduction of an amount equal to $300,000.00 (the “Representative Expense Amount”), which shall be paid to the Shareholders’ Representative for its use in connection with Section 6.9 and this Section 6.10.  Following the three (3) year anniversary of the Effective Time, the Shareholders’ Representative shall pay to the Shareholders in accordance with their Pro Rata Shares the remaining balance of the Representative Expense Amount; provided that the Shareholders’ Representative may, in its discretion, retain such amounts as the Shareholders’ Representative deems reasonably necessary to cover any anticipated Shareholders’ Representative Costs (as defined below) in connection with this Section 6.10.

(d)Indemnification.

(i)Each Shareholder hereby (or by executing and delivering a Letter of Transmittal) agrees to indemnify the Shareholders’ Representative (in his, her or its capacity as such), and to hold the Shareholders’ Representative (in his, her or its capacity as such) harmless from, such Shareholder’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including those incurred pursuant to Section 6.10(c)) or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against the Shareholders’ Representative in such capacity in any way relating to or arising out of the Shareholders’ Representative’s action or failure to take action pursuant to this Agreement, the Transaction Documents or any other document or agreement contemplated herein or therein or in connection herewith in such capacity (collectively the “Shareholders’ Representative Costs”); provided, however, that no Shareholder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence, bad faith or willful misconduct of the Shareholders’ Representative.

(ii)Any Shareholders’ Representative Costs shall be paid first, from the Representative Expense Amount, and second, if amounts from the Representative Expense Amount are insufficient to pay the Shareholders’ Representative Costs, then directly from the Shareholders in accordance with each Shareholder’s respective Pro Rata Share.

(e)Conflicts of Interest.  The Shareholders understand and agree that the Shareholders’ Representative may have various actual, perceived or potential conflicts of interest and hereby (or by executing and delivering a Letter of Transmittal) waive and agree to waive any and all such conflicts of interest, to not assert any claim on the basis thereof, and not to seek to disqualify the Shareholders’ Representative due to any and all such conflicts of interest or potential conflicts of interest or appearances of impropriety.

(f)Death or Resignation.  In the event of the death, incapacity or resignation of the Shareholders’ Representative, a new Shareholders’ Representative shall be appointed by the vote or written consent of the majority in interest of the Shareholders (according to each Shareholder’s Pro Rata Share). Notice of such vote or a copy of the written consent appointing such new Shareholders’ Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Shareholders’ Representative.

Section 6.11No Solicitation of Other Bids

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(a)During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, entertain, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (B) the issuance or acquisition of any Equity Interests of the Company; or (iii) the sale, lease, exchange or other disposition of any of the Company’s properties or assets other than sales of inventory of the Company in the Ordinary Course of Business.

(b)In addition to the other obligations under this Section 6.11, the Company shall promptly (and in any event within 24 hours after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of (i) any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to result in an Acquisition Proposal, (ii) the terms and conditions of such request, Acquisition Proposal or inquiry (including providing Parent with copies of all documentation and correspondence relating thereto), and (iii) the identity of the Person making the same.

(c)The Company agrees that the rights and remedies for noncompliance with this Section 6.11 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 6.12Supplements to Disclosure Schedules

.  During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall have the right to supplement or amend the applicable section(s) of the Disclosure Schedules with respect to any matter first arising after the date hereof that, if existing or occurring as of the date of this Agreement, would have been required to be set forth or described in such section(s) of the Disclosure Schedules (each, a “Schedule Supplement”).  Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article 7 have been satisfied, and if such matter results in a material inaccuracy or breach of any representation or warranty of the Company contained in this Agreement, as reasonably determined by Parent in good faith, then Parent shall have the right to terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, by written notice to the Company.

Section 6.13Financing; PPP Loan; Financial Statements

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(a)During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall use its commercially reasonable efforts to provide, and will use commercially reasonable efforts to cause its Representatives to provide, such cooperation (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company) reasonably requested by Parent in connection with any contemplated financing for the transactions contemplated by this Agreement (the “Financing”), including using commercially reasonable efforts to (a) facilitate the pledging of collateral and granting of security interests in connection with the Financing (subject to the occurrence of the Closing), (b) provide the documentation and other information about the Company and each of its respective Representatives as is reasonably requested in connection with the Financing with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, (c) cause the taking of corporate actions (subject to the occurrence of the Closing) by the Company reasonably necessary to permit the completion of the Financing and (d) execute and deliver at the Closing definitive documents, in form and substance reasonably acceptable to the Company, related to the Financing; provided that the Company shall not be required to incur any liability in connection with the Financing prior to the Closing.

(b)During the period from the later of the date of this Agreement and the Company’s receipt of the proceeds of the PPP Loan until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10 (the “Shareholder PPP Period”), the Company shall (i) only use the proceeds of the PPP Loan for payment of the following costs: (A) payroll costs (as defined in the Cares Act and in 2.f of the Paycheck Protection Program Interim Final Rule); (B) costs related to the continuation of group health care benefits during periods of paid sick, medical, or family leave, and insurance premiums; (C) mortgage interest payments (but not mortgage prepayments or principal payments); (D) rent payments; (E) utility payments; and (F) interest payments on any other debt obligations that were incurred before February 15, 2020; (ii) not take any action during the Shareholder PPP Period that would violate the PPP-Related Laws/Rules or the loan documents for the PPP Loan, and (iii) cooperate with Parent on the applicable calculations relating to forgiveness in whole of the PPP Loan.

(c)Following the Closing, the Shareholders’ Representative shall provide, on a timely basis and at Parent’s sole cost and expense, such cooperation and assistance as Parent may reasonably request in connection with the preparation of financial statements for the Company for any fiscal period from and after March 31, 2020, through and including June 30, 2020, which would include any (i) quarterly financial statements that may be subject to review by the Company’s registered public accounting firm and (ii) pro forma financial statements relating to the Closing, all as required by the Exchange Act, the rules and regulations of the SEC, or any rule or regulation of any securities exchange upon which the securities of Parent are listed or traded, which cooperation and assistance shall include access to, and compiling and organization of, the financial, accounting, and other information and records reasonably requested by Parent in connection with the preparation of such financial statements (including copies of the books and records of the Company that, prior to the Closing, had been provided to the Company’s independent auditing firm in connection with such firm’s rendering of pre-Closing services to the Company).

Section 6.14Real Estate Matters

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(a)Title Insurance; Survey.  Parent may obtain, at its sole option and expense, and the Company shall grant Parent, any proposed purchaser of the Owned Real Property contemplated by Section 6.14(b), and their respective Representatives access (subject to the terms of any Real Property Lease or consent of any lessor required thereunder) to obtain (i) commitments for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for leasehold and lender’s title insurance policies for all leased Real Property (collectively, the “Title Commitments”) and (ii) an ALTA survey on each parcel of Real Property (the “Surveys”).  The Company shall reasonably cooperate with Parent and such other Persons in obtaining such Title Commitments and Surveys, including by providing commercially reasonable affidavits to the title company.

(b)Sale of Owned Real Property.  During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall use its commercially reasonable efforts to provide, and will use commercially reasonable efforts to cause its Representatives to provide, such cooperation (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company) reasonably requested by Parent in connection with any contemplated or potential sale of the Owned Real Property to a third party and leaseback thereof to the Company (a “Real Property Transaction”) effective immediately before, at or after the Effective Time, including executing and delivering at the Closing definitive documents related to a Real Property Transaction; provided that the Company shall not be required to incur any liability in connection with a Real Property Transaction prior to the Closing.

Section 6.15Employment and Restrictive Covenants and Release Agreements

.  As of the date of this Agreement, Parent and/or the Company, as the case may be, have or has entered into (a) an employment agreement with the Key Employee in substantially the form attached hereto as Exhibit F, and (b) a restrictive covenants and release agreement with each Key Shareholder in substantially the form attached hereto as Exhibit G, in each case that becomes effective as of (and subject to the occurrence of) the Effective Time.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub under this Agreement to effect the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Parent:

Section 7.1Representations and Warranties Accurate

.  On and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), each of (a) the representations and warranties set forth in Section 4.1 (Organization and Power), Section 4.2 (Authority; Binding Obligation; Board Approval), Section 4.4 (Capitalization) and Section 4.18 (Brokers) shall be true and correct in all respects, and (b) the representations and warranties contained in Article 4 (other than those contained in the Sections listed in clause (a) of this Section 7.1) shall be true and correct in all material respects; provided, that clause (b) shall be deemed satisfied unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 7.2Performance

.  The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and the Company Documents to be performed and complied with by the Company prior to or on the Closing Date.

Section 7.3No Legal Prohibition or Action

.  On the Closing Date, there shall exist no (a) Order issued by any Governmental Authority or court of competent jurisdiction that prohibits the consummation of the transactions contemplated under this Agreement or the Transaction Documents or (b) pending Action against Parent, Merger Sub or the Company that attempts to enjoin the consummation of the transactions contemplated under this Agreement or the Transaction Documents.

Section 7.4Requisite Company Vote

.  This Agreement shall have been duly adopted by the Requisite Company Vote.

Section 7.5Consents

.  All approvals, consents and waivers that are listed on Section 7.5 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

Section 7.6No MAE

.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

Section 7.7Employment and Restrictive Covenants and Release Agreements

.  None of the employment agreement or restrictive covenants and release agreements delivered pursuant to this Agreement and referred to in Section 6.15 shall have been revoked or terminated by any party thereto.

Section 7.8Voting Agreements

.  None of the Voting Agreements shall have been revoked or terminated by any party thereto.

Section 7.9Termination of Buy-Sell Agreement

.  The Company shall have delivered to Parent evidence of the termination of the Buy-Sell Agreement effective as of (and subject to the occurrence of) the Effective Time, in form and substance reasonably satisfactory to Parent.

Section 7.10Closing Deliveries

.  The Company shall have delivered each of the deliverables set forth in Section 3.2(a).

Section 7.11Appraisal Rights

.  Holders of no more than ten percent (10%) of the outstanding Shares as of immediately prior to the Effective Time, in the aggregate, shall remain entitled to exercise, statutory appraisal rights pursuant to Section 1575 of the PAC with respect to such Shares.

Section 7.12Covid 19

.  The completion of the Financing shall not have failed solely due to the financial effects of the coronavirus disease known as COVID-19 on the Company.

Section 7.13Frustration of Closing Conditions

.  Parent may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was materially contributed to by the failure of Parent or Merger Sub to use commercially reasonable efforts to cause the Closing to occur, as required by and subject to Section 6.4.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by the Company:

Section 8.1Representations and Warranties Accurate

.  The representations and warranties of Parent and Merger Sub contained in Article 5 (without giving effect to any materiality qualification therein) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date), except for any failure or failures of such representations and warranties to be true and correct that do not, individually or in the aggregate, have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

Section 8.2Performance

.  Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement or the Parent Documents to be performed and complied with by them prior to or on the Closing Date.

Section 8.3Legal Prohibition

.  On the Closing Date, there shall exist no (a) Order issued by any Governmental Authority or court of competent jurisdiction that prohibits the consummation of the transactions contemplated under this Agreement or the Transaction Documents or (b) pending Action against Parent, Merger Sub or the Company that attempts to enjoin the consummation of the transactions contemplated under this Agreement or the Transaction Documents.

Section 8.4Requisite Company Vote

.  This Agreement shall have been duly adopted by the Requisite Company Vote.

Section 8.5Closing Deliveries

.  Parent shall have delivered each of the closing deliverables set forth in Section 3.2(b).

Section 8.6Frustration of Closing Conditions

.  The Company may not rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was materially contributed to by the failure of the Company to use commercially reasonable efforts to cause the Closing to occur, as required by and subject to Section 6.4.

ARTICLE 9

indemnificATION

Section 9.1Survival

.  Subject to the other provisions of this Article 9, (a) the representations and warranties contained herein and claims for indemnification under Section 9.2(c) shall survive the Closing and shall remain in full force and effect until January 31, 2022 (the “Indemnity Holdback Period”); provided, that (i) the representations and warranties in Section 4.1 (Organization and Power), Section 4.2 (Authority; Binding Obligation; Board Approval), Section 4.4 (Capitalization), Section 4.18 (Brokers), Section 5.1 (Organization), Section 5.2 (Authority; Binding Obligation) and Section 5.7 (Brokers) shall survive for a period of six (6) years, and (ii) the representations and warranties in Section 4.12 (Taxes) shall survive for the full period of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; (b) the covenants and agreements of the parties contained in this Agreement that are to be performed in their entirety prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date; (c) the covenants and agreements of the parties contained in this Agreement that are to be performed in whole or in part after the Closing shall survive the Closing in accordance with their respective terms; (d) claims for indemnification under Section 9.2(d) shall survive until the earlier of (i) the date that is 15 calendar days following the date on which the clerk of the court in which the Indemnified Litigation is pending has filed a dismissal with prejudice in favor of each of the Parent Indemnitees in respect of each and every cause of action of every party adverse to any Parent Indemnitee in the Indemnified Litigation (whether such cause of action has been styled in a complaint, cross-complaint, third-party complaint, or counterclaim, each, if and as amended) and (ii) the date that is 15 calendar days following the date on which a judgment or award by a court of competent jurisdiction has been issued with respect to every claim under, and every party to, the Indemnified Litigation and such judgment or award shall have become final and non-appealable (such date under the preceding clause (i) or (ii), as applicable, the “Indemnified Litigation Expiration Date”); and (e) claims for indemnification under Section 9.2(e) and Section 9.2(f) shall survive indefinitely.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period set forth above shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved.

Section 9.2Indemnification By Shareholders

.  Subject to the other terms and conditions of this Article 9, the Shareholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees arising out of:

(a)any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any Company Document;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

(c)any and all Indemnified Taxes;

(d)the Indemnified Litigation;

(e)any claim made by any Shareholder arising out of such Shareholder’s rights with respect to the Merger Consideration, including the calculations and determinations set forth in the Consideration Spreadsheet; or

(f)any amounts paid to the holders of Appraisal Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Appraisal Shares.

Section 9.3Indemnification By Parent

.  Subject to the other terms and conditions of this Article 9, Parent shall indemnify and defend each of the Shareholders and their Affiliates and their respective Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees arising out of:

(a)any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any Parent Document;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement; or

(c)the Real Property Transaction (provided, that, for the avoidance of doubt, the Shareholder Indemnitees shall not make any claim for indemnification against Parent under this Section 9.3(c) by reason of any otherwise indemnifiable claim brought by a Parent Indemnitee against the Shareholders under Section 9.2).

Section 9.4Certain Limitations; Materiality Scrape

.  The indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following provisions:

(a)(i) The Shareholders shall not be liable to the Parent Indemnitees for indemnification under Section 9.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) exceeds $240,000 (the “Deductible”), in which event the Shareholders shall be liable for all such Losses in excess of the Deductible, and (ii) the aggregate amount of all Losses for which the Shareholders shall be liable for indemnification under Section 9.2(a), Section 9.2(b), and Section 9.2(d) shall not exceed the Indemnity Holdback Amount; provided, however, that neither Section 9.4(a)(i) nor Section 9.4(a)(ii) shall apply to Losses arising out of (A) any inaccuracy in or breach of any representation or warranty in Section 4.1 (Organization and Power), Section 4.2 (Authority; Binding Obligation; Board Approval), Section 4.4 (Capitalization), Section 4.18 (Brokers) or Section 4.12 (Taxes) (collectively, the “Fundamental Representations”) or (B) actual fraud of the Company.  Notwithstanding anything to the contrary contained herein, (x) no Shareholder shall be liable with respect to any Loss in excess of the amount equal to such Loss multiplied by such Shareholder’s Pro Rata Share, and (y) but subject to this Section 9.4, a Shareholder’s aggregate liability under this Agreement shall not exceed the amounts paid to such Shareholder pursuant to this Agreement; provided, however, that, for the avoidance of doubt, this sentence shall not be deemed to limit or restrict in any manner any right of Parent or other Parent Indemnitee to deduct, release, and retain from the Indemnity Holdback Amount the amount of any Losses payable to it pursuant to this Article 9.

(b)Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that each party shall use commercially reasonable efforts to seek to recover insurance proceeds in connection with making a claim under this Article 9 and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses).

(c)The Shareholders shall not be liable under this Article 9 for any duplication of amounts taken into account in (i) the determinations pursuant to Section 3.3 of Estimated Indebtedness, Estimated Net Working Capital, Estimated Cash, Estimated Transaction Expenses, Actual Indebtedness, Actual Net Working Capital, Actual Cash, or Actual Transaction Expenses or (ii) the determination of the Uncollected A/R Amount pursuant to Section 3.4.

(d)For purposes of this Article 9, in calculating any Losses, as opposed to whether there has been a breach or inaccuracy, such Losses shall be calculated without regard to qualifications as to “materiality,” including the word “material” or “Material Adverse Effect”.

Section 9.5Indemnification Procedures

.  The Person making a claim under this Article 9 is referred to as the “Indemnified Party”, and the Person against whom such claims are asserted under this Article 9 is referred to as the “Indemnifying Party”.  For purposes of this

Article 9, (i) if Parent (or any other Parent Indemnitee) is the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Shareholders’ Representative and (ii) if Parent is the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Shareholders’ Representative.  Any payment received by the Shareholders’ Representative as the Indemnified Party shall be distributed to the Shareholders in accordance with this Agreement.

(a)Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced by such delay.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnified Party shall have the right to direct and control the defense of any Third Party Claim with counsel selected by it and reasonably acceptable to the Shareholders’ Representative.  The Indemnifying Party shall have the right to participate in the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense.  The Shareholders’ Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(b)Settlement of Third Party Claims.  The Indemnified Party shall not agree to any settlement of any Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, delayed, or denied).

(c)Direct Claims.  Any Action by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced by such delay.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Indemnified Litigation. Notwithstanding anything to the contrary in Section 9.5(a), (b), or (c) but subject to the terms in this Section 9.5(d), the Shareholders, through the Shareholders’ Representative, shall have the right to contest, defend, litigate or settle the Indemnified Litigation with the representation of counsel that is currently engaged (or counsel’s successor as chosen by the Shareholders’ Representative acceptable to Parent) regarding the Indemnified Litigation. In connection therewith, (i) the Parent Indemnitees shall reasonably cooperate with the Shareholders’ Representative and such counsel in their preparation and conduct of such defense and shall provide the Shareholders’ Representative and its counsel with such documents and information relating thereto as the Shareholders’ Representative or such counsel may reasonably request, (ii) the Parent Indemnitees shall have the right to be represented by counsel at their own expense in such defense conducted by the Shareholders’ Representative and (iii) the Shareholders’ Representative may not enter into any settlement of the Indemnified Litigation without the prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed, or denied) of Parent (unless, with respect to such settlement, (A) the claimant and the Shareholders’ Representative provide to the Parent Indemnitees an unqualified and unconditional release from all liability in respect of the Indemnified Litigation on a customary form reasonably acceptable to each applicable Parent Indemnitees, and (B) such settlement does not impose any liabilities or obligations on the Parent Indemnitees other than financial obligations for which such Parent Indemnitees will be indemnified in full hereunder by the Shareholders, or unless the Parent Indemnitees waive any right to indemnification from the Shareholders in respect of the Indemnified Litigation, in either which case the Shareholders’ Representative may enter into any such settlement of the Indemnified Litigation without any consent from the Parent Indemnitees). Notwithstanding the foregoing, if at any time the anticipated settlement or other resolution of the Indemnified Litigation is reasonably expected to exceed the Indemnified Litigation Amount in the opinion of Parent’s counsel, then the Parent shall have, after reasonable consultation with the Shareholders’ Representative, the right to replace the counsel, subject to the insurance carrier’s consent, that is currently engaged on behalf of the Company (or that counsel’s successor as chosen by the Shareholders’ Representative pursuant to the terms hereof) and to contest, defend, litigate or settle the Indemnified Litigation with the representation of its counsel (reasonably acceptable to Shareholders’ Representative), at its reasonable discretion regarding the Indemnified Litigation; provided, however, that the Parent Indemnitees shall have no recourse under Article IX for the attorneys’ fees of such replacement counsel (a) in respect of any incremental difference between such replacement counsel’s fees that are based on hourly rates in excess of the hourly rates charged by existing counsel, or (b) if such fees are not covered by the Company’s insurance carrier. In the event that existing counsel engaged on behalf of the Company regarding the Indemnified Litigation is replaced as described above, then the Shareholders’ Representative shall have the right to be represented by counsel at its own expense and the Parent Indemnitees shall reasonably cooperate with the Shareholders’ Representative and its counsel.

(e)Disputes. Nothing in this Section 9.5 shall prohibit an Indemnifying Party from disputing its indemnification, defense and hold harmless obligations with respect to any Third Party Claim or Direct Claim, and all such disputes shall be governed by Section 11.12 hereof.

Section 9.6Payments; Release of Indemnity Holdback Amount

.

(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 9, (i) in the case of a Loss for any claim under Section 9.2, Parent shall be entitled to deduct, release and retain from the Indemnity Holdback Amount the lesser of (A) the amount of such Loss and (B) the then-remaining balance of the Indemnity Holdback Amount; provided, however, that in the case of a Loss for (1) a claim made by a Parent Indemnitee under Section 9.2(a) for any inaccuracy or breach of any Fundamental Representation or (2) a claim made by a Parent Indemnitee under Section 9.2(c), Section 9.2(e) or Section 9.2(f), (x) if such Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 9 after the first Business Day following the Indemnified Litigation Expiration Date, then, after applying the then-remaining portion, if any, of the Indemnity Holdback Amount to such Losses, any remaining Loss may be satisfied from the Shareholders, severally and not jointly (in accordance with their Pro Rata Shares) or (y) if such Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 9 prior to the first Business Day following the Indemnified Litigation Expiration Date, then all or a portion of such Loss may be satisfied, at Parent’s sole discretion, (I) from the Indemnity Holdback Amount and/or (II) from the Shareholders, severally and not jointly (in accordance with their Pro Rata Shares); and (ii) in the case of a Loss for any claim under Section 9.3, Parent shall pay to the Shareholders’ Representative, for the benefit of the Shareholders (in accordance with respective Pro Rata Shares), within five (5) Business Days following the final determination of the amount of such Loss pursuant to this Article 9, by wire transfer of immediately available funds to an account designated in writing by the Shareholders’ Representative, the amount of such Loss.

(b)(i) In the event that the Indemnified Litigation Expiration Date shall have occurred prior to the expiration of the Indemnity Holdback Period, then, on the first Business Day following the expiration of the Indemnity Holdback Period, Parent shall release to the Shareholders’ Representative, for the benefit of the Shareholders (in accordance with their respective Pro Rata Shares), the then-remaining balance of the Indemnity Holdback Amount, less the aggregate amount of all Losses specified in any then-unresolved claims for indemnification made in accordance with this Article 9 or (ii) in the event that the Indemnified Litigation Expiration Date shall not have occurred prior to the expiration of the Indemnity Holdback Period, then, (A) on the first Business Day following the expiration of the Indemnity Holdback Period, Parent shall release to the Shareholders’ Representative, for the benefit of the Shareholders (in accordance with their respective Pro Rata Shares), the then-remaining balance of the Indemnity Holdback Amount, less the sum of (1) the aggregate amount of all Losses specified in any then-unresolved claims for indemnification made in accordance with this Article 9 plus (2) an amount equal to the lesser of (x) $1,500,000 (the “Indemnified Litigation Amount”) and (y) the then-remaining balance of the Indemnity Holdback Amount, and (B) on the first Business Day following the Indemnified Litigation Expiration Date, Parent shall release to the Shareholders’ Representative, for the benefit of the Shareholders (in accordance with their respective Pro Rata Shares), the then-remaining balance of the Indemnity Holdback Amount (which, for the avoidance of doubt, shall take into account the deduction of all Losses incurred or payable by any Parent Indemnitee arising of out any judgment or award issued by a court, or any settlement entered into, in respect of the Indemnified Litigation), less the aggregate amount of all Losses specified in any then-unresolved claims for indemnification made in accordance with this Article 9.  In the event any portion of the applicable amount is not released to the Shareholders’ Representative in accordance with the preceding sentence as a result of the reduction in respect of any then-unresolved claims for indemnification, following the final determination of any such outstanding claims and payment in respect thereof by release of funds from the Indemnity Holdback Amount to Parent pursuant to Section 9.6(a), Parent shall promptly, and in any event within five (5) Business Days following the final determination of such claims, release to the Shareholders’ Representative, for the benefit of the Shareholders (in accordance with their respective Pro Rata Shares), an amount as determined pursuant to the first sentence of this Section 9.6(b) (after giving effect to the resolution and, as applicable, payment of such claims by release of funds from the Indemnity Holdback Amount to Parent).

Section 9.7Tax Treatment of Indemnification Payments

.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 9.8Exclusive Remedies

.  Except as provided in Section 11.14, each party acknowledges and agrees that, following the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article 9, the post-Closing adjustment provisions set forth in Section 3.3 or the Tax payment and dispute provisions set forth in Section 6.9, as applicable.  In furtherance of the foregoing, but without limiting or otherwise affecting in any respect the rights of indemnification expressly provided for under this Article 9, the post-Closing adjustment provisions set forth in Section 3.3 or the Tax payment and dispute provisions set forth in Section 6.9, as applicable, each party hereby waives, to the fullest extent permitted under Law and except as provided in Section 11.14, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law and following the Closing.  Notwithstanding anything to the contrary in this Article 9 or elsewhere in this Agreement, nothing in this Article 9 or elsewhere in this Agreement shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek and obtain any remedy for actual fraud.  For the avoidance of doubt and without liming the generality of the preceding sentence, none of the limitations set forth in Section 9.4, Section 9.6, this Section 9.8 or elsewhere in this Agreement (including in Section 11.3) shall apply to any claim or remedy for actual fraud.

Section 9.9No Circular Recovery

Section 9.10.  Notwithstanding anything to the contrary in this Agreement, the Shareholders’ Representative, on behalf of itself and the Shareholders, hereby agrees that it will not make any claim for indemnification against any Parent Indemnitee by reason of the fact that any Shareholder was a controlling person, director, employee or representative of the Company or any of its Affiliates or was serving as such for another Person at the request of the Company or any of its Affiliates (whether such claim is for Losses of any kind or otherwise) with respect to any claim brought by a Parent Indemnitee against the Shareholders under this Agreement.

ARTICLE 10

TERMINATION

Section 10.1Termination

.  This Agreement may be terminated prior to the Closing as follows:

(a)by the mutual consent of Parent and the Company;

(b)at the election of Parent or the Company if the Closing Date shall not have occurred on or before July 31, 2020 (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose breach of this Agreement has materially contributed to, or resulted in, the failure to consummate the transactions contemplated hereby by the Termination Date;

(c)by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing, (i) would result in the failure of any of the conditions set forth in Section 7.1 or 7.2 and (ii) cannot be or has not been cured or waived by Parent by the earlier of (A) one (1) Business Day prior to the Termination Date and (B) ten (10) Business Days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if Parent is then in breach of any of its covenants or agreements set forth in this Agreement or the Parent Documents, which breach would result in the failure of any of the conditions set forth in Section 8.1 or 8.2;

(d)by the Company if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing, (i) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 and (ii) cannot be or has not been cured or waived by the Company by the earlier of (A) one (1) Business Day prior to the Termination Date and (B) ten (10) Business Days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if the Company is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 7.1 or 7.2;

(e)by Parent pursuant to Section 6.12; or

(f)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or, subject to Section 6.4, if a court of competent jurisdiction or other Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement or the Transaction Documents and such Order shall have become final and non-appealable.

The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give written notice of such termination to the other party.

Section 10.2Effect of Termination

.  If this Agreement is terminated in accordance with Section 10.1, this Agreement shall become void and of no further force and effect and none of the parties hereto shall have any liability in respect of a termination of this Agreement; provided, however, that no party hereto shall be relieved from liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) for (a) any breach of any of its representations, covenants or agreements contained in this Agreement prior to termination, or (b) a failure of any party to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 3.1 herein; and provided, further, that the provisions of Section 6.3(b) (Confidentiality), 6.13 (Shareholders’ Representative), 10.2 (Effect of Termination), 11.11 (Governing Law), 11.12 (Exclusive Jurisdiction; Consent to Service of Process) and 11.13 (Waiver of Jury Trial), and the Confidentiality Agreement shall each survive the termination of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1Expenses

.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.2Amendment

.  This Agreement may not be amended except by an instrument in writing signed on behalf of Parent, Merger Sub, the Company and the Shareholders’ Representative; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Shareholders, without the receipt of such further approvals.

Section 11.3Entire Agreement

.  This Agreement, including the Disclosure Schedules and Exhibits attached hereto and which are deemed for all purposes to be part of this Agreement, the Transaction Documents and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the business and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement or any of the Transaction Documents has been made or relied upon by any of the parties.  The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or any Transaction Document.  Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

Section 11.4Headings

.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 11.5Notices

.  Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by facsimile or email with receipt confirmed, or (c) if delivered by courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Company:

Precision Industries, Inc.

99 Berry Road

Washington, PA 15301
Attention:  D. Jackson Milhollan
Email:  jmilhollan@pmsteel.com

With a copy to (which shall not constitute notice):

Clark Hill PLC
One Oxford Centre
301 Grant Street, 14th Floor
Pittsburgh, Pennsylvania 15219

Attention:  Jarrod J. Duffy
Email:  jduffy@clarkhill.com

If to Parent, Merger Sub or the Surviving Corporation:

Live Ventures Incorporated

325 East Warm Springs Road

Suite 102

Las Vegas, Nevada  89119

Attention:  Michael J. Stein, Senior Vice President, General Counsel
Email:  mstein@liveventures.com

With a copy to (which shall not constitute notice):

Randolf W. Katz, Esq.

14252 Colver Drive

Suite A-201

Irvine, California 92604

Email:  randy@randykatzlaw.com

and

Baker & Hostetler LLP

312 Walnut Street

Suite 3200

Cincinnati, Ohio  45202

Attention:  Robert F. Morwood, Esq.

Email: rmorwood@bakerlaw.com

If to the Shareholders’ Representative:

D. Jackson Milhollan

61 West Prospect Avenue

Washington, Pa. 15301

Email: dmilhollan@hotmail.com

With a copy to (which shall not constitute notice):

Clark Hill Plc

One Oxford Centre, 14th Floor

301 Grant Street

Pittsburgh, PA 15219
Attention: Jarrod J. Duffy, Esq.
Email:  jduffy@clarkhill.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.5.

Section 11.6Disclosure Schedules

.  Any matter, information or item disclosed in any section or subsection of the Disclosure Schedules shall be deemed to have been disclosed for the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement, if and only to the extent that it is readily apparent, based on the face of such disclosure, that it applies to such other section or subsection of this Agreement.  The inclusion of any matter, information or item in the Disclosure Schedules shall not be deemed to constitute an admission of any liability by the Company or Parent, respectively, to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 11.7Waiver

.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 11.8Binding Effect; Assignment

.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement (which consent shall not be unreasonably withheld, conditioned, delayed, or denied); provided, however, that Parent may collaterally assign any or all of its rights hereunder to any provider of debt financing (including the Financing) to it or any of its Affiliates.

Section 11.9No Third Party Beneficiary

.  Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (a) the D&O Indemnified Parties as set forth in Section 6.7, (b) Clark Hill PLC as set forth in Section 6.8, or (c) the Indemnified Parties as set forth in Article 9.

Section 11.10Counterparts

.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 11.11Governing Law

.  This Agreement and the Transaction Documents and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement and/or the Transaction Documents or the negotiation, execution or performance of this Agreement and/or the Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the Transaction Documents), shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that might require the application of the Laws of another jurisdiction.

Section 11.12Exclusive Jurisdiction; Consent to Service of Process

.  All claims, actions and proceedings (whether in contract or tort) based upon, arising out of or relating to this Agreement and/or the Transaction Documents or the negotiation, execution or performance of this Agreement and/or the Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the Transaction Documents) shall be heard and determined exclusively in the Court of Chancery of Delaware in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this Section 11.12 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11.12 and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

Section 11.13WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14Specific Performance

.

(a)The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(c)To the extent any party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

(d)In no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 11.14 reduce, restrict or otherwise limit the Company’s or Parent’s right to terminate this Agreement pursuant to Section 10.1 or the Company’s or Parent’s right to pursue (subject to Section 10.2) all applicable remedies at law, including seeking money damages.  Each of the parties hereto hereby waives, in any action for specific performance, (i) the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 11.15Severability

.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

LIVE VENTURES INCORPORATED

By:	/s/ Jon Isaac Name:Jon Isaac Title:President and Chief Executive Officer

PRESIDENT MERGER SUB INC.

By:	/s/ Jon Isaac Name:Jon Isaac Title:President

PRECISION INDUSTRIES, INC.

By:	/s/ D. Jackson Milhollan Name: D. Jackson Milhollan Title: Chief Executive Officer

/s/ D. Jackson Milhollan
D. Jackson Milhollan, an individual, solely in his capacity as Shareholders’ Representative

Signature Page to Agreement and Plan of Merger